Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SPS COMMERCE, INC.,

D MASONS SOFTWARE, LLC,

DAVID J. IRVINE

AND

GLENN C. MCPEAK

TABLE OF CONTENTS

ARTICLE 1. PURCHASE AND SALE OF THE COMPANY INTERESTS		1

1.1	Purchase and Sale of the Company Interests	1

ARTICLE 2. PURCHASE PRICE AND ADJUSTMENT		1

2.1	Purchase Price	1

2.2	Payment of Purchase Price at Closing and Related Payments	1

2.3	Purchase Price Adjustment	2

2.4	Withholding	4

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		4

3.1	Organization and Good Standing	4

3.2	Capitalization	5

3.3	Authority and Authorization; Conflicts; Consents	5

3.4	Financial Statements and Undisclosed Liabilities	6

3.5	Taxes	7

3.6	Litigation and Orders	8

3.7	Compliance with Law	8

3.8	Contracts	8

3.9	Certain Assets	11

3.10	Certain Accounts	11

3.11	Real Property	11

3.12	Environmental Matters	12

3.13	Intellectual Property	12

3.14	Insurance	13

3.15	Absence of Certain Events	14

3.16	Employee Benefits	15

3.17	Employees and Labor Relations	17

3.18	Certain Business Relationships	18

3.19	Brokers	18

3.20	Accounts Receivable	18

3.21	Powers of Attorney	18

3.22	Service Warranties	18

3.23	Suppliers and Customers	19

3.24	Absence of Certain Business Practices	19

i

3.25	Indebtedness	19

3.26	Computer Systems	20

3.27	Data and Privacy	20

3.28	No Other Representations and Warranties	20

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		21

4.1	Authority and Authorization; Conflicts; Consents	21

4.2	Litigation	21

4.3	Brokers	22

4.4	No Other Representations and Warranties	22

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER		22

5.1	Organization and Good Standing	22

5.2	Authority and Authorization; Conflicts; Consents	22

5.3	Brokers	23

5.4	No Other Representations and Warranties	23

5.5	Independent Investigation	23

ARTICLE 6. CERTAIN COVENANTS		24

6.1	Certain Actions to Close Transactions	24

6.2	Further Assurances	24

6.3	Confidentiality and Publicity	24

6.4	[Reserved]	25

6.5	Certain Tax Matters	25

6.6	Covenant Not to Compete and Related Covenants	28

6.7	Intercompany Accounts	29

6.8	SEC and National Securities Exchange Requirements	29

6.9	Indebtedness and Transaction Expenses	29

6.10	R&W Insurance	29

6.11	PPP Loan	30

6.12	[Reserved]	30

6.13	Sellers Agent	30

ARTICLE 7. CLOSING AND CLOSING DELIVERIES		31

7.1	Closing	31

7.2	Closing Deliveries by the Sellers	32

7.3	Closing Deliveries by Buyer	33

ARTICLE 8. INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		34

8.1	Indemnification by the Sellers	34

8.2	Indemnification by Buyer	35

8.3	Certain Limitations and Other Matters Regarding Claims	35

8.4	Certain Survival Periods	36

8.5	Mitigation	37

8.6	Effect of Insurance or Third Party Payments	37

8.7	Notice of Claims and Procedures	38

8.8	Escrow	39

8.9	Right of Set Off	39

8.10	Exclusive Remedy	40

ARTICLE 9. CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		40

9.1	Notices	40

9.2	Expenses	41

9.3	Interpretation; Construction	41

9.4	Parties in Interest; No Third-Party Beneficiaries	42

9.5	Governing Law	42

9.6	Jurisdiction, Venue and Waiver of Jury Trial	42

9.7	Entire Agreement; Amendment; Waiver	42

9.8	Assignment; Binding Effect	43

9.9	Severability; Blue-Pencil	43

9.10	Counterparts	43

9.11	Disclosure Schedules	43

9.12	Attorney Client Privilege	44

ARTICLE 10. CERTAIN DEFINITIONS		44

Exhibits

Exhibit 2.2(c)	Professional Fees
Exhibit 2.3(j)	Example Net Working Capital
Exhibit 3.8(b)	Form Customer Agreements
Exhibit 6.2	Further Assurances
Exhibit 6.5(f)	338(h)(10) Election
Exhibit 6.6(a)(2)	Restricted Employees
Exhibit 7.1	Closing
Exhibit 7.2(g)	Employment Agreements and Restrictive Covenant Agreements
Exhibit 7.2(p)	Spousal Consent
Exhibit 8.1(a)(7)	Indemnification by the Sellers
Exhibit 8.8(a)	Escrow Agreement
Exhibit 10	Additional Knowledge Parties

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 16, 2020, by and among (i) SPS Commerce, Inc., a Delaware corporation (“Buyer”), (ii) D Masons Software, LLC, a Florida limited liability company (the “Company”), (iii) David J. Irvine and Glenn C. McPeak (each a “Seller” and collectively the “Sellers”), and (iv) Glenn C. McPeak, in such Person’s capacity as Sellers Agent hereunder (“Sellers Agent”). ARTICLE 10 contains definitions of certain capitalized terms.

Recitals

A. Sellers own all of the issued and outstanding equity interests of the Company (the “Company Interests”).

B. The Company is engaged in the business of developing, selling, marketing, providing and distributing electronic data interchange products and services that integrate an organization’s supply chain based on electronic data interchange formats and electronic data interchange transport methods (such business, along with any other related activities of the Company as currently conducted, being the “Business”).

C. The Sellers desire to sell, convey, transfer and assign to Buyer, and Buyer desires to purchase from the Sellers, all of the Company Interests, upon and subject to the terms herein.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:

ARTICLE 1.

PURCHASE AND SALE OF THE COMPANY INTERESTS

1.1 Purchase and Sale of the Company Interests. Upon and subject to the terms herein, at Closing, the Sellers will sell, assign and transfer to Buyer, and Buyer will purchase from the Sellers, all of the Company Interests.

ARTICLE 2.

PURCHASE PRICE AND ADJUSTMENT

2.1 Purchase Price. The aggregate consideration for the purchase and sale of the Company Interests shall be an amount in cash (such consideration, the “Purchase Price”) calculated as follows: (i) the Final Cash Payment, plus (ii) the Escrow Amount.

2.2 Payment of Purchase Price at Closing and Related Payments. Upon and subject to the terms herein, at Closing, Buyer shall:

(a) deposit into escrow with the Escrow Agent, the amount of $500,000 (the “Escrow Amount”), to be held by the Escrow Agent pursuant to the terms hereof and the Escrow Agreement;

(b) pay in full, on the Company’s and the Sellers’ behalf, each of the obligations necessary to cause the release of each Encumbrance to be released at Closing in addition to any other Indebtedness of the Company at Closing, as contemplated in Section 7.2(i), each pursuant to the Payoff Letter from the holder of such Indebtedness;

(c) pay in full, on the Company’s behalf, the Transaction Expenses listed in Exhibit 2.2(c);

(d) deposit with the Company for remittal to the proper Governmental Authority all payroll Taxes deferred pursuant to the CARES Act or the FFCR Act or otherwise up to and including the Closing Date (the “Deferred Payroll Taxes”); and

(e) pay to the Sellers the Cash Payment, by wire transfer of immediately available funds to an account that the Sellers designate in writing at least two Business Days before the Closing Date.

2.3 Purchase Price Adjustment.

(a) Company’s Preparation of the Closing Statement. At least two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a statement (the “Closing Statement”) setting forth, in reasonable detail, (i) the Company’s good faith calculations of (A) the Cash of the Company, as of immediately prior to the Closing (“Estimated Cash”), (B) the Indebtedness of the Company, as of immediately prior to the Closing (“Estimated Indebtedness”), (C) Transaction Expenses (“Estimated Transaction Expenses”), (D) Net Working Capital (“Estimated Net Working Capital”) and (E) Deferred Payroll Taxes (“Estimated Deferred Payroll Taxes”), (ii) the extent to which (A) Estimated Net Working Capital exceeds Target Net Working Capital or (B) Target Net Working Capital exceeds Estimated Net Working Capital and (iii) the calculation of the Cash Payment.

(b) Buyer’s Preparation of the Statement. Within 90 days after the Closing Date, Buyer will prepare and deliver to Sellers Agent a statement (the “Statement”) setting forth, in reasonable detail, (i) Buyer’s good faith calculations of (A) the Cash of the Company, as of immediately prior to the Closing (“Actual Cash”), (B) the Indebtedness of the Company, as of immediately prior to the Closing (“Actual Indebtedness”), (C) Transaction Expenses (“Actual Transaction Expenses”), (D) Net Working Capital (“Actual Net Working Capital”) and Deferred Payroll Taxes (“Actual Deferred Payroll Taxes”), (ii) the extent to which (A) Actual Net Working Capital exceeds Target Net Working Capital or (B) Target Net Working Capital exceeds Actual Net Working Capital and (iii) the amount, if any, by which the Cash Payment, calculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Deferred Payroll Taxes with, respectively, Actual Net Working Capital, Actual Cash, Actual Indebtedness, Actual Transaction Expenses and Actual Deferred Payroll Taxes, is less than or greater than the calculation of the Cash Payment at Closing. The Statement shall include reasonable detail of the calculation and a description of the reasons for variations from the Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Deferred Payroll Taxes, if any.

(c) The Sellers’ Response to the Statement. The calculations of Actual Net Working Capital, Actual Cash, Actual Indebtedness, Actual Transaction Expenses and Actual Deferred Payroll Taxes in the Statement will become final and binding upon the Parties (and the Cash Payment calculation therein will become the Final Cash Payment) 30 days after Buyer gives the Statement to Sellers Agent, unless Sellers Agent gives written notice, in reasonable detail, of his disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period. Sellers Agent may give a Notice of Disagreement only if (1) assuming all of Sellers Agent’s assertions therein were sustained, the Final Cash Payment would be higher than if Sellers Agent had not given such Notice of Disagreement to Buyer and (2) such Notice of Disagreement states Sellers Agent’s determination of Actual Net Working Capital, Actual Cash, Actual Indebtedness, Actual Transaction Expenses and Actual Deferred Payroll Taxes. In connection with Seller Agent’s review of the Statement, Buyer and its Affiliates shall provide Sellers Agent and their representatives with reasonable access, during normal business hours, to the personnel, properties, books and records of the Buyer and its Affiliates, as applicable, in each case, as used to prepare or otherwise relevant to the calculations set forth in the Statement. Notwithstanding anything to the contrary in this

Section 2.3, no disagreement in a Notice of Disagreement may relate to the principles used in preparing the Statement or the calculation of Target Net Working Capital as long as such principles are consistently applied to determine Net Working Capital. If Sellers Agent give a valid Notice of Disagreement before the end of such 30-day period stated above, then the Final Cash Payment (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.3(d).

(d) Resolving Matters in Notice of Disagreement. During the 30-day period after a valid Notice of Disagreement is given, Sellers Agent and Buyer will attempt in good faith to resolve in writing any differences that they have regarding any item in such Notice of Disagreement. If, at the end of such 30-day period, Sellers Agent and Buyer have not reached agreement on all such items, then either Party may require that the items that remain in dispute be promptly submitted to a national or regional public accounting firm (the “Arbitrator”) for review and resolution. The Arbitrator will be a national or regional public accounting firm agreed upon by the Parties in writing; provided that the Arbitrator will not be an accounting firm used by either the Company, the Sellers or Buyer (or any of their Affiliates) within the preceding three years for audit or valuation purposes. If Buyer and Sellers Agent cannot agree upon an Arbitrator within 15 Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four potential Arbitrators remaining after Sellers Agent nominates three, Buyer nominates three, and Sellers Agent and Buyer each eliminate one potential Arbitrator from the other’s nominations; provided that each public accounting firm nominated hereunder must be a national or regional public accounting firm that has not been engaged by the Company, the Sellers or Buyer (or any of their Affiliates) within the preceding three years for audit or valuation purposes. The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine the Final Cash Payment, and each component thereof, solely based on submissions made by Sellers Agent and Buyer consistent with the terms hereof (and not by independent review). The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by either Sellers Agent or Buyer nor less than the lesser value for such item claimed by either of such Parties.

(e) Allocation of Fees and Expenses. The Sellers, on the one hand, and Buyer, on the other hand, will each pay their own fees and expenses regarding such arbitration and half of the fees and expenses of the Arbitrator.

(f) Determination of Final Cash Payment. Following the final determination of the Actual Net Working Capital, Actual Cash, Actual Indebtedness, Actual Transaction Expenses and Actual Deferred Payroll Taxes in accordance with this Section 2.3, the Cash Payment shall be recalculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Deferred Payroll Taxes with, respectively, Actual Net Working Capital, Actual Cash, Actual Indebtedness, Actual Transaction Expenses and Actual Deferred Payroll Taxes, in each case as finally determined in accordance with this Section 2.3 (the “Final Cash Payment”).

(g) Reconciliation Payment. Within five Business Days after the Final Cash Payment becomes final and binding on the Parties, the following will occur (with the payments in this Section 2.3(g) below being made by wire transfer of immediately available funds, if applicable):

(1) if the Cash Payment (as paid at Closing) is less than the Final Cash Payment, then Buyer will pay to the Sellers the amount of such difference, without interest; or

(2) if the Cash Payment (as paid at Closing) is more than the Final Cash Payment, then the Sellers will, pay to Buyer, on a several and not joint basis in accordance with each Seller’s Pro Rata Share, the amount of such excess, without interest.

However, if the Cash Payment (as paid at Closing) equals the Final Cash Payment, then no payment will be made under this Section 2.3(g).

(h) Cash Payment Defined. “Cash Payment” means an amount equal to: (i) $100,000,000, plus (ii) Estimated Cash, minus (iii) the Escrow Amount, minus (iv) the Estimated Deferred Payroll Taxes, minus (v) Estimated Indebtedness, minus (vi) Estimated Transaction Expenses, minus (vii) the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital and plus (viii) the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital.

(i) Target Net Working Capital Defined. “Target Net Working Capital” means the amount of $1,116,021.00.

(j) Net Working Capital Defined. “Net Working Capital” means an amount equal to (x) current assets of the Company in the categories set forth on Exhibit 2.3(j), minus (y) current liabilities of the Company in the categories set forth on Exhibit 2.3(j), in each case determined as of immediately prior to the Closing and in accordance with GAAP and the principles used in the calculation of Target Net Working Capital. Net Working Capital shall be calculated in accordance with the example calculation set forth on Exhibit 2.3(j); provided, that in no event will any amounts set forth on Exhibit 2.3(j) for purposes of the example calculation of Net Working Capital be binding in connection with the determination of the Cash Payment or the Final Cash Payment.

2.4 Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, such amounts, if any, as it is required to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder or any other provision of Applicable Law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer that the statements contained in this ARTICLE 3, as qualified by the disclosure schedules, dated as of the date hereof and delivered by the Sellers to Buyer contemporaneously with the execution of this Agreement (the “Schedules”), are true and correct as of the date hereof and as of the Closing.

3.1 Organization and Good Standing.

(a) The Company is a duly organized and validly existing limited liability company in good standing under the laws of the State of Florida. The Company is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification (other than jurisdictions in which the failure to be qualified and in good standing would not materially and adversely affect the business of the Company), with each such jurisdiction being listed in
Schedule 3.1(a). The Company has full limited liability company power and authority to own and lease its properties and assets and conduct its business as now conducted. The Company does not hold any equity interest, directly or indirectly, of any other Person. The Company has delivered to Buyer a true, correct and complete copy of the Company’s Organizational Documents. Schedule 3.1(b) lists the officers and managers of (or any person holding a similar position with) the Company. Except as set forth on Schedule 3.1(c), the minute books for the Company (which contain the records of meetings of the equity holders and managers of the Company) and the ownership records for the Company have been delivered to Buyer and are true, correct and complete in all material respects, and such minute books and ownership records constitute all of the documentation in the Company’s possession relating to the subject matter thereof. The Company is not in default under or in violation of any provision of its Organizational Documents.

3.2 Capitalization. Schedule 3.2 lists (a) all equity holders of the Company and all equity interests of the Company held by each of them, and (b) the equity interests held by the Company, directly or indirectly, in any other Person. The Company Interests constitute all of the issued and outstanding equity interests of the Company. The Company Interests have been duly authorized, are validly issued and are owned of record and beneficially as set forth on Schedule 3.2. No equity interest of the Company was issued in violation of any Organizational Document of the Company, any Applicable Law or any pre-emptive right (or similar right) of any Person. The Sellers have good and valid title to all of the Company Interests, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally). There is no: (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company; (2) equity appreciation, phantom equity, profit participation or similar right with respect to the Company; or (3) voting trust, proxy or other Contract with respect to any equity interest of the Company.

3.3 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is a party has been duly authorized and approved by all necessary limited liability company action and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement and each Ancillary Document of Buyer or any of its Affiliates, this Agreement is, and each Ancillary Document to which the Company is a party will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. The Company has all requisite limited liability company power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by the Company and to consummate the transactions contemplated herein and therein to be consummated by the Company.

(b) Conflicts. Except as listed in Schedule 3.3(b), neither the execution nor delivery by the Company of this Agreement or any Ancillary Document to which the Company is a party, nor consummation by the Company of the transactions contemplated herein or therein, will (with or without the passage of time or giving of notice):

(1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under the Organizational Documents of the Company;

(2) violate any Applicable Law or Order;

(3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to the Company or result in the creation of any Encumbrance under, any Contract to which the Company is a party or by which any asset of the Company is bound; or

(4) give rise to any limitation, restriction or adverse effect on the Company’s ability to conduct its business (as currently conducted) after Closing (including the revocation or other termination of any Permit).

(c) Consents. Except as listed in Schedule 3.3(c), no consent or approval by, notification to or filing with any Person is required in connection with the Company’s execution, delivery or performance of this Agreement or any Ancillary Document to which the Company is a party or the Company’s consummation of the transactions contemplated herein or therein. “Consent” means each consent, approval, notice or filing listed in Schedule 3.3(c).

3.4 Financial Statements and Undisclosed Liabilities.

(a) Financial Statements Defined. Schedule 3.4(a) contains a true, correct and complete copy of the following:

(1) the audited (A) annual balance sheet of the Company as of each of December 31, 2018 and December 31, 2019 (the latter of such dates is the “Annual Balance Sheet Date” and such balance sheet as of the Annual Balance Sheet Date is the “Annual Balance Sheet”); and (B) annual income statements/statements of operations/statements of cash flows of the Company for the fiscal year ended on each of the Annual Balance Sheet Date and December 31, 2018 (the “Annual Financial Statements”); and

(2) the unaudited (A) balance sheet of the Company as of November 30, 2020 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”); and (B) income statements/statements of operations/statements of cash flows of the Company for the 11-month period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) Financial Statements and Records. The Financial Statements were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, are consistent with the Records of the Company, are true, correct and complete, and fairly and accurately present, in all material respects, the assets, liabilities and financial condition of the Company at their respective dates and the results of operations of the Company for the respective periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate, and would be of a normal and recurring type). The financial Records of the Company, all of which the Company has made available to Buyer, are true, correct and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(c) Undisclosed Liabilities. The Company has no Liability (and there is no reasonable basis for any Proceeding against the Company giving rise to any Liability), except for any Liability (1) set forth on the face of the Interim Balance Sheet, (2) listed in Schedule 3.4(c), (3) that has arisen in its Ordinary Course of Business since the Interim Balance Sheet Date (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law), or (4) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein.

3.5 Taxes.

(a) The Company has (i) timely filed (or has had timely filed on its behalf) with appropriate taxing authorities all Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are correct, complete and accurate in all material respects; (ii) timely and properly paid all Taxes due and payable by the Company, whether or not shown on such Tax Returns; (iii) established on its books and records reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(b) There are no Encumbrances for Taxes upon any assets of the Company except for Taxes not yet due and payable.

(c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been paid in full or otherwise resolved. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending action with regard to any Taxes or Tax Returns of the Company, nor has there been any written notice to the Company by any taxing authority regarding any such Action, nor, to the Sellers’ Knowledge, is any such action threatened with regard to any Taxes or Tax Returns of the Company.

(d) All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by the Company in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(e) The Company has not requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might affect the amount of Tax due from the Company after the Closing Date.

(f) The Sellers have made available to the Buyer correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company since December 31, 2016.

(g) No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) The Company (i) is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, (ii) does not have Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract (other than any Contract the principal purpose of which is not related to Tax).

(i) The Company is not required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Laws) executed prior to the Closing, or (v) election pursuant to Section 965 of the Code.

(j) The Company does not pay any income Taxes in any state or local or non-U.S. jurisdiction and is not obligated, and has not agreed, to pay any income Taxes of any Seller (by means of withholding, electing to file composite returns in any state or local or non-U.S. jurisdiction, or otherwise).

(k) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code within the past two years.

(l) Since January 1, 2014 the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any applicable corresponding or similar provisions of state, local or other Law) for income Tax purposes.

(m) The Company is not liable and does not have any potential liability for the payment of any Tax under Section 1374 of the Code (including relating to “built-in gain”) as of the date of this Agreement. The Company has not (i) acquired assets from any other corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(n) The Company has not, pursuant to the CARES Act or the FFCR Act or any executive order, deferred any payroll Taxes or taken a credit for any payroll Taxes.

3.6 Litigation and Orders. Except as listed in Schedule 3.6, (a) there is no claim or other Proceeding pending or, to the Company’s Knowledge, Threatened against the Company or to which the Company is a party or that is reasonably expected to adversely affect the Company and (b) the Company is not subject to any Order. No Proceeding or Order has had or is reasonably likely to have a Material Adverse Effect on the Company or will materially and adversely affect the Company’s ability to consummate the transactions contemplated herein. The Company is not in default or other violation with respect to any Order. Except as listed in Schedule 3.6, to the Company’s Knowledge, there is no reasonable reason to believe that any Proceeding or Order may be brought or Threatened against the Company or that there is any reasonable basis therefor.

3.7 Compliance with Law. At all times since January 1, 2016, the Company has been operated in compliance in all material respects with all Applicable Laws (including those relating to (1) maintaining Permits required of the Company to conduct its business, (2) pollution or protection of the environment and (3) occupational health, welfare and safety), except as listed in Schedule 3.7. No written notice has been received by the Company since January 1, 2016 from any Governmental Authority alleging that the Company is not or was not in compliance in any material respect with any Applicable Law. The Company possesses and is in compliance in all material respects with each Permit necessary for the Company to own, operate and use its assets and conduct its business as currently conducted. The Company has delivered to Buyer a true, correct and complete copy of each such Permit, and each such Permit is listed in Schedule 3.7.

3.8 Contracts.

(a) Schedule 3.8(a) is a true, correct and complete list of the following Contracts to which the Company is a party or by which any of its assets is bound (each Contract so listed or required to be so listed, in addition to each Contact listed on Schedule 3.8(c) and Schedule 3.8(d) or required to be so listed, being a “Major Contract”) and, to the extent that a Major Contract is oral, one of such Schedules contains an accurate description thereof, and each Major Contract is listed under a heading in such Schedule that corresponds with the applicable clause among the following to which such Major Contract relates:

(1) (A) each Contract with any Employee regarding any severance, deferred compensation, retention incentive or change-of-control obligation of the Company, and (B) any Contract with any Employee regarding employment which is not cancellable upon not more than thirty (30) days’ notice by the Company without material penalty;

(2) each covenant not to compete that restricts in any respect the operation of the business of the Company;

(3) each operating lease (as lessor or lessee) of tangible personal property;

(4) each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course of Business of the Company);

(5) each Contract regarding any management, personal service or consulting or other similar type of Contract (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company, except Liabilities with respect to services rendered before the termination thereof);

(6) each Contract for the purchase by the Company of any supply or product (except those entered into in its Ordinary Course of Business on an order-by-order basis where the amount thereof is less than $15,000.00 per Contract);

(7) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, the Company or any sale-leaseback arrangement pertaining to any real property or to equipment;

(8) each Contract under which the Company is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;

(9) each Contract under which the Company has advanced or loaned any other Person amounts for such Person exceeding $10,000.00;

(10) each outstanding power of attorney with respect to the Company;

(11) each lease or sublease (whether as lessor or lessee) for the use or occupancy of real property;

(12) each Contract requiring the Company to reimburse any maker of a letter of credit or banker’s acceptance;

(13) each partnership, joint venture or similar Contract;

(14) each Contract with any Affiliate of (A) the Company or (B) any officer, director, governor or manager of (or any person holding a similar position with) the Company;

(15) each Contract with any referral source for, or distributor, broker or reseller of, any product or service offered by the Company under which the Company has actively engaged the services of any Person or made any payment in respect of such services within 2 years prior to the date of this Agreement;

(16) each Contract for any advertising or promotional service or website design or hosting;

(17) each Contract containing any form of most-favored provision in favor of any supplier or customer of the Company;

(18) each Contract for the sale of any product or service offered by the Company that deviates from the form customer agreements attached hereto as Exhibit 3.8(b);

(19) each Contract with any Governmental Authority or imposing any government contracting requirements;

(20) each Contract with a Material Customer or a Material Supplier; and

(21) each other Contract not entered into in the Ordinary Course of Business of the Company.

(b) The Company has delivered to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate description of the terms thereof is included in Schedule 3.8(a), Schedule 3.8(c) or Schedule 3.8(d)). Each current customer of the Company has executed an agreement in substantially the form of one of the form customer agreements attached hereto as Exhibit 3.8(b). With respect to each Major Contract, (1) such Major Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Company and, to the Company’s Knowledge, against each other party thereto, (2) the Company is not and to the Company’s Knowledge, no other party thereto is in material breach of or default under such Major Contract and, to the Company’s Knowledge, no party thereto has given to any other party thereto notice alleging that such a breach or default occurred, (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Major Contract or of any material right or Liability thereunder, (4) the Company has not waived any material right under such Major Contract, (5) no party to such Major Contract has terminated, modified, accelerated or canceled such Major Contract or any material right or Liability thereunder or, to the Company’s Knowledge, communicated such party’s desire or intent to do so, (6) the Company has not received any prepayment under such Major Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Interim Balance Sheet and will be included in the calculation of Net Working Capital) and (7) if the parties to such Major Contract are performing under terms that have expired by the express terms of such Major Contract, then Schedule 3.8(a), Schedule 3.8(c) or Schedule 3.8(d) identifies such expiration and describes the material terms under which such parties continue to perform.

(c) Schedule 3.8(c) sets forth all Contracts between the Company and Microsoft Corporation (“Microsoft”) or any Affiliate of Microsoft (together, the “Microsoft Entities”) with respect to the license of any products, software or Intellectual Property (other than any Contract providing for the license of commercially available off the shelf software by any Microsoft Entity to the Company) (each, a “Microsoft License Agreement”). With respect to each Microsoft License Agreement, Schedule 3.8(c) sets forth the title of each Contract, the products or services provided under each Contract, and the scope and duration of all licenses under each Contract. The Microsoft License Agreements set forth on Schedule 3.8(c) (i) constitute all of the licenses to any products or services provided by the Microsoft Entities (other than commercially available off the shelf software) that are necessary for the operation of the Company’s business as currently conducted; and (ii) are sufficient for the operation of the Company’s business as currently conducted.

(d) Schedule 3.8(d) lists all other Contracts currently in effect between the Company and any Microsoft Entities and any Contracts which any Microsoft Entities is proposing or requesting, or has since January 1, 2020 proposed or requested, that the Company enter into, including with respect to any maintenance, consulting, contractor, subcontractor, nondisclosure, referral, co-marketing or other relationship (each, a “Microsoft Partner Agreement”), including all terms of use, browse wrap, clickwrap, or click-through Contract. With respect to each Microsoft Partner Agreement, Schedule 3.8(d) sets forth the title of each such Contract, the products or services provided (or proposed to be provided) under each such Contract, and the scope and duration of each such Contract and: (i) all revenue received by or on behalf of the Company under each such Contract during the last three (3) years and all such revenue year-to-date; (ii) all fees and payments made to any Microsoft Entity under each such Contract during the last three (3) years and all such fees and payments year-to-date; and (iii) the commission rate or revenue share for each party under each such Contract and a description of the products and services with respect to which all such commissions and revenue share is calculated and payable.

(e) With respect to each Microsoft License Agreement and each Microsoft Partner Agreement, no audit, inspection or other investigation request has been made by any Microsoft Entity in writing to the Company with respect to the Company’s compliance with the applicable Contract, including license compliance, security, data usage and commissions, revenue share or other fees.

3.9 Certain Assets. The Company has good and marketable title to, or a valid leasehold interest in or a valid license for, each asset that is personal property used by it in the conduct of its business, shown on the Interim Balance Sheet or acquired by it after the Interim Balance Sheet Date or as is otherwise necessary for the conduct of its business as currently conducted, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date or as listed in Schedule 3.9. After giving effect to the transactions contemplated by this Agreement, Buyer will own or have legal access and right to all of the assets and rights of the Company used in or necessary to operate and conduct the Company’s business in substantially the same manner operated and conducted by the Company on or prior to the Closing Date. Each such asset that is personal property is free from defects (patent and latent), has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is currently used. The Company has exclusive possession and control of each such asset that is personal property at the Facility.

3.10 Certain Accounts. Schedule 3.10 lists each bank account, cash account, brokerage account and other similar account in which the Company has any interest.

3.11 Real Property.

(a) Schedule 3.11(a) lists all real property and all interests in real property, in each case that is leased or occupied by the Company or that the Company has the right to occupy, now or in the future (each, whether written or oral, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”). The Company does not own, and has never owned, any real property.

(b) All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Leased Real Property. The Leased Real Property has been maintained in a commercially reasonable manner.

(c) The Company has a valid leasehold interest under each Real Property Lease, subject to any Enforcement Limitation. The Company is not in default or otherwise in breach under any Real Property Lease and, to the Company’s Knowledge, no other party is in default or otherwise in breach thereof. No party to any Real Property Lease has exercised any termination right with respect thereto. The Company has provided to Buyer a true, correct and complete copy of each Real Property Lease. Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. All rent and other sums and charges payable by the Company as tenant thereunder are current. The Company has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Encumbrances, except any Permitted Encumbrance.

3.12 Environmental Matters.

(a) The Company has delivered to Buyer a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents of which the Company has Knowledge relating to the status of any of the Leased Real Property or otherwise relating to the business of the Company with respect to any Environmental Law.

(b) The Company has obtained each Permit that it is or was required to obtain under any Environmental Law, and all of such Permits that are currently held by the Company are listed in Schedule 3.12(b). The Company is and always has been in compliance in all material respects with all Environmental Laws and the terms and conditions of all material Permits issued with respect to the Company pursuant to any Environmental Law. No incident, condition, change, effect or circumstance with respect to the Company has occurred or exists that could reasonably be expected to prevent or interfere with such material compliance by the Company in the future, including any failure to make a timely application or submission for renewal of any such Permit.

3.13 Intellectual Property.

(a) Schedule 3.13(a) lists all Intellectual Property of the Company that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration.

(b) The Company owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to a Major Contract listed in Schedule 3.8(a), Schedule 3.8(c) or Schedule 3.8(d)), the Intellectual Property used by the Company in the operation of its business.

(c) Except as listed in Schedule 3.13(c):

(1) (A) the Company has not received notice that any registered Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Intellectual Property of the Company is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to the Company’s Knowledge, no such Proceeding is Threatened;

(2) the Company has not received any written or oral charge, complaint, claim, demand or notice since January 1, 2017, alleging that any use, sale or offer to sell any good or service of the Company interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person; and

(3) the Company is not interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person, and, to the Company’s Knowledge, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of the Company.

(d) Each former and current employee of the Company and each Person that has developed or is developing Intellectual Property for the Company is a party to a written Contract with the Company that assigns to the Company all rights to all inventions, improvements, discoveries and information relating to the Company, and the Company has provided a true, correct and complete copy of each such Contract to Buyer and each such Contract is listed in Schedule 3.13(d). To the Company’s Knowledge, no former or current employee of the Company is bound by any Contract (other than with the Company) that restricts or limits the scope or type of work in which such employee may be engaged, places confidentiality restrictions on such employee or requires such employee to transfer, assign or disclose information concerning such employee’s work or any proprietary rights to any Person other than the Company. To the Company’s Knowledge, no Person that has developed or is developing Intellectual Property for the Company is bound by any Contract (other than with the Company) that restricts or limits the scope or type of work in which such Person may be engaged by the Company, places confidentiality restrictions on such Person or requires such Person to transfer, assign or disclose information concerning such Person’s work for the Company or any proprietary rights of the Company to any Person other than the Company.

(e) With respect to each issued or registered item of Intellectual Property, such Intellectual Property is: (1) in compliance with all applicable legal requirements (including: payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (2) valid and enforceable; and (3) except as set forth on Schedule 3.13(e), not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.

(f) With respect to each trade secret of the Company (including each item of Intellectual Property that the Company regards as a trade secret): (1) the Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (2) to each Seller’s and the Company’s Knowledge, such trade secret has not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

3.14 Insurance.

(a) Schedule 3.14(a) lists the following information with respect to each insurance policy to which the Company is a party or under which any of its assets, employees, officers, directors, managers or governors (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each an “Insurance Policy”): (1) the name of the insurer, the name of the policyholder and the name of each covered insured; (2) the policy number and the period of coverage; and (3) an accurate description of all retroactive premium adjustments and other loss-sharing arrangements. Schedule 3.14(a) lists all self-insurance arrangements affecting the Company and all obligations of the Company to any other Person with respect to insurance (including such obligations under leases and service agreements).

(b) Except as listed in Schedule 3.14(b), with respect to each Insurance Policy: (1) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect (subject to any Enforcement Limitation); (2) neither the Company nor, to the Company’s Knowledge, any other party to such Insurance Policy is in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. The Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. The Insurance Policies are sufficient for compliance with all Applicable Laws and all Major Contracts. All premiums due with respect to the Insurance Policies covering all periods up to and including the date hereof have been paid.

3.15 Absence of Certain Events. Since the Annual Balance Sheet Date, (A) there has not been any Material Adverse Effect on the Company and (B) the Company has been operated in its Ordinary Course of Business. Without limiting the generality of the foregoing, except as listed in Schedule 3.15, since the Annual Balance Sheet Date, the Company did not do any of the following:

(a) (1) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, (2) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, (3) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or made any other change to its capital structure or (4) purchased, redeemed or otherwise acquired any equity interest or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;

(b) (1) except for sales of inventory in its Ordinary Course of Business or non-exclusive licenses entered into in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (2) failed to preserve and maintain all of the Leased Real Property in substantially the same condition as existed on the Interim Balance Sheet Date, ordinary wear and tear excepted, (3) erected any new improvement on any of the Leased Real Property, (4) made any capital expenditure or purchased or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $25,000.00 (individually or in the aggregate)), licensed any intangible asset from any other Person, except non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software, leased any real property from any other Person (other than the Leased Real Property pursuant to the Real Property Leases) or leased any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $10,000.00 (individually or in the aggregate), (5) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (6) disclosed any confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure Contract, or (7) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(c) granted or had come into existence any Encumbrance on any material asset, other than (1) pursuant to a Major Contract listed in Schedule 3.8(a) or (2) any Permitted Encumbrance;

(d) (1) became a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (3) agreed to maintain the financial condition of any other Person;

(e) (1) incurred any indebtedness for borrowed money that will not be satisfied at Closing pursuant to a Payoff Letter, (2) made any loan, advance or capital contribution to, or investment in, any other Person or (3) made or pledged to make any charitable or other capital contribution;

(f) (1) except in its Ordinary Course of Business, entered into any material Contract, or amended or terminated in any respect that is or was material and adverse to the Company any material Contract to which the Company is or was a party, or (2) waived, released or assigned any material right or claim under any such material Contract;

(g) (1) failed to prepare and timely file all Tax Returns with respect to the Company required to be filed during such period or timely withhold and remit any employment Taxes with respect to the Company required to be withheld and remitted, (2) filed any amended Tax Return, (3) made or changed any material election with respect to Taxes, (4) settled or compromised any material Tax Liability, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law), (5) surrendered any right to claim a refund of Taxes, (6) waived any statute of limitations regarding any Tax, or (7) agreed to any extension of time regarding the assessment of any Tax deficiency;

(h) (1) adopted or changed any material accounting method or principle used by the Company, except as required under GAAP or the Code or (2) changed any annual accounting period;

(i) failed to use commercially reasonable efforts to (1) keep intact the then-existing business organization of the Company, (2) keep available to the Company the then-existing officer and management-level Employees or (3) preserve, and prevent any degradation in, the Company’s relationship with any of its suppliers, customers or others having material business relations with the Company;

(j) except in the Company’s Ordinary Course of Business or as required by Applicable Law (1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Employee Plan for the benefit or welfare of any individual, (2) entered into or amended any employment arrangement or relationship with any new or existing Employee that had or will have the legal effect of any relationship other than at-will employment, (3) increased any compensation or fringe benefit of any manager, director, officer or management-level Employee or paid any benefit to any manager, director, officer or management-level Employee, other than pursuant to a then-existing Employee Plan and in amounts consistent with past practice or pursuant to a then existing Contract, (4) granted any award to any manager, director, officer or management-level Employee under any bonus, incentive, performance or other Employee Plan (including the removal of any existing restriction in any Employee Plan or award made thereunder), (5) entered into or amended any collective bargaining agreement or (6) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any Employee;

(k) amended or changed, or authorized any amendment or change to, any of its Organizational Documents;

(l) except in its Ordinary Course of Business, (1) paid, discharged, settled or satisfied any claim, obligation or other Liability (whether absolute, accrued, contingent or otherwise) or (2) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value; or

(m) entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.

3.16 Employee Benefits.

(a) Schedule 3.16(a) lists each Employee Plan. The Sellers have delivered to Buyer with respect to each Employee Plan true, correct and complete copies of all current plan documents, all amendments thereto, any related trust agreements, insurance contracts or other funding arrangements, any current contracts with investment managers, recordkeepers or other service providers, all current summary plan descriptions and summaries of material modifications, the most recent annual reports (Form 5500 series), the most recent actuarial valuation report (if applicable), and the most recent IRS determination letter, where applicable. In any case where an Employee Plan does not have written plan documents, the Sellers have delivered to Buyer a summary of all the material terms of the Employee Plan.

(b) Each Employee Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Law. There has been no breach of fiduciary duty or prohibited transaction with respect to an Employee Plan which could reasonably be expect to result in an excise Tax or other claim or Liability against or with respect to the Company, Employee Plan or fiduciary of any Employee Plan. No filing has been made or is currently pending with respect to any Employee Plan under any voluntary compliance program of the IRS or the U.S. Department of Labor.

(c) The Company and each ERISA Affiliate has made on a timely basis all contributions and payments required to be made pursuant to the terms of each Employee Plan, the Code, ERISA or other Applicable Law with respect to all periods ending on or before the Closing Date and, for all such contributions and payments with respect to any such period that are not yet due and are not made at or before the Closing Date shall be properly accrued in accordance with GAAP.

(d) Except as listed in Schedule 3.16(d), neither the Company nor any current or former ERISA Affiliate has, at any time since January 31, 2008, maintained or made any contributions to (or had any obligation to make contributions to) (i) any defined benefit pension plan or multiemployer pension plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer plan (as such term is defined in Section 3(37) of ERISA) or (iii) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e) The Company has satisfied all obligations applicable to the Company or any of its ERISA Affiliates under section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any current or former Employee (or any dependent or former dependent of such individual) with respect to any qualifying event that has occurred on or before the Closing Date. No Employee Plan provides any welfare benefit to any employee of the Company of any ERISA Affiliate, or any dependent of such employee, following termination of such employee’s employment, except as may be required by section 4980B of the Code (or any similar Law).

(f) No representations or other statement has been made to any Person with respect to any Employee Plan that would entitle any Employee (or dependent thereof) to any benefit greater than or in addition to the benefits provided by the actual terms of any Employee Plan, including as to any post-retirement health or death benefit. No representation or other statement has been made to any Employee that any new plan may or will be established.

(g) Each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a current favorable determination letter (or is entitled to rely on the prototype plan sponsor’s opinion letter) from the IRS recognizing its tax-favored status and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could adversely affect such Employee Plan’s qualified status.

(h) Except as listed in Schedule 3.16(h), no Employee is a party to any employment agreement or other Contract with the Company or any Affiliate thereof that entitles such Employee to compensation or other consideration or any benefit or increased benefit under any Employee Plan upon or as a result of the consummation of the transactions contemplated herein. Except as listed in Schedule 3.16(h), the consummation of the transactions contemplated herein (alone or together with any other event) will not entitle any Person to accelerate the time of payment or vesting, or increase the amount, of any compensation or any benefit under any Employee Plan or otherwise. Consummation of the transactions contemplated herein will not result in the payment or series of payments by the Company to any Person of a “parachute payment,” within the meaning of section 280G of the Code, (or the grossing up of such a payment for Taxes) or any other payment that is not fully deductible for all applicable Tax purposes under the Code.

(i) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code (1) at all times since January 1, 2005 has satisfied the requirements of section 409A of the Code and such Treasury Regulations and other guidance and has been operated in accordance with such requirements or (2) has not been “materially modified,” within the meaning of section 409A of the Code and such Treasury Regulations and other guidance, at any time since October 3, 2004 with respect to deferred compensation earned or vested before January 1, 2005 under any such Company Plan existing before October 3, 2004. No participant in such an Employee Plan will incur any Tax on any benefit under such Plan before the date as of which such benefit is actually paid to such participant.

3.17 Employees and Labor Relations.

(a) Except as listed in Schedule 3.17(a), with respect to the Company or any Employee as of the date of this Agreement: (1) the Company has no present intention to terminate any Employee’s employment; (2) to the Sellers’ Knowledge, no Employee is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such Employee and any Person other than the Company that is material to the performance of such Employee’s employment duties or the Company’s ability (or, after Closing, that would be material to Buyer’s ability) to conduct the Business of the Company as conducted as of the date hereof; (3) there is no collective bargaining agreement or relationship with any labor organization; (4) no labor organization or group of Employees has filed any representation petition or, to the Sellers’ Knowledge, made any written or oral demand for recognition; (5) no union organizing or decertification effort exists or has occurred since January 1, 2016 or is Threatened and no circumstance reasonably likely to result in any of the foregoing exists; (6) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2017 or, to Sellers’ Knowledge, is Threatened; (7) there is no workers’ compensation Liability, experience or matter that, to the Sellers’ Knowledge, will or is reasonably likely to materially and adversely affect the Company or Buyer (other than as is accrued in the Interim Balance Sheet); (8) there is no employment-related Proceeding pending or, to the Sellers’ Knowledge, Threatened regarding an alleged violation or breach by the Company (or any of its managers, officers, governors or directors) of any Applicable Law or Contract; and (9) to the Sellers’ Knowledge, no Employee or agent of the Company has committed any act or omission giving rise to any material Liability for any violation or breach by the Company (or any of its managers, officers, governors or directors) of any Applicable Law or Contract.

(b) Schedule 3.17(b) lists, as of the date stated in such Schedule, the name, position, location, classification of each employee as exempt/nonexempt and full-time/part-time (with full-time being any employee regularly scheduled to work 30 or more hours per week), base compensation (including any awards under any bonus, incentive, performance or other Employee Plan and any fringe benefit or other benefit) and, for calendar year 2019, total compensation for each Employee. As of the date of this Agreement, no such Employee has communicated in writing to the Company any intention to terminate such Employee’s employment with the Company, and to the Company’s Knowledge no such Employee has any current intention to terminate such Employee’s employment with the Company.

(c) With respect to the transactions contemplated herein, any notice required under any Applicable Law or collective bargaining agreement with respect to any Employee has been given, and all bargaining obligations with any known employee representative have been satisfied. In the ninety (90) days preceding the date of this Agreement, the Company has not implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law.

(d) The Company or the Company’s professional employer organization has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each Employee with respect to whom such form is required under Applicable Law. The Company has not received any notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States. For each Employee whose social security number (or purported social security number) that has appeared on any “no-match” notification from the Social Security Administration, such Employee has resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number).

(e) All Persons performing services for the Company as of the date of this Agreement who are classified and treated as independent contractors, consultants or in a similar capacity qualify as independent contractors and not as employees under Applicable Laws.

(f) The Sellers have provided Buyer copies of all written employment policies with respect to Employees.

3.18 Certain Business Relationships. Except as listed in Schedule 3.18, none of the following Persons (regardless of the capacity of such Person, including as an individual or trustee) (a) has been a party to or had a direct interest in any Contract to which the Company is a party at any time since January 1, 2017, (b) owns, licenses or leases any material asset used in the business of the Company or (c) owns, directly or indirectly, any interest in any Person that competes with the Company: (1) any Affiliate of the Company or any equity holder of the Company or any equity holder of the Company’s Affiliates; (2) any director, manager or officer of the Company or of any Affiliate of the Company or of any equity holder of the Company or of any equity holder of the Company’s Affiliates; or (3) any immediate family member of any equity holder of the Company or, to the Company’s Knowledge, of any such director, manager or officer.

3.19 Brokers. Except as set forth on Schedule 3.19, the Company has no obligation or other Liability to any broker, finder or similar intermediary for payment of any fee or expense with respect to the transactions contemplated by this Agreement.

3.20 Accounts Receivable. All accounts receivable of the Company that are reflected on the Annual Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of Closing (collectively, the “Accounts Receivable”) will represent at Closing valid obligations arising from sales actually made or services actually performed in its Ordinary Course of Business. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business of the Company, under any Contract with any obligor of any such Accounts Receivable regarding the amount or validity of such Accounts Receivable. Schedule 3.20 lists such Accounts Receivable as of the Interim Balance Sheet Date, including the aging of such Accounts Receivable and the corresponding reserve as of the Interim Balance Sheet Date. Notwithstanding any other provision set forth in this Agreement, nothing in this Section 3.20 shall be construed as a guaranty that the Accounts Receivable will be fully collectible.

3.21 Powers of Attorney. Except as listed in Schedule 3.21, there is no outstanding power of attorney with respect to the Company.

3.22 Service Warranties. Each service performed by the Company is and was at all times during the past three (3) years in material conformance with all applicable Contractual obligations, including all applicable express and implied warranties. The Company has no Liability (and, to the Company’s Knowledge, there is no reasonable basis for any Proceeding against the Company giving rise to any Liability) for replacement or repair relating to any service performed by the Company or other damages in connection therewith, subject only to the reserve for service warranty claims shown on the face of the Interim Balance Sheet. Schedule 3.22 contains copies of the standard terms and conditions for services of the Company (including applicable guarantee, warranty and indemnity provisions). No service performed by the Company is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in such Schedule.

3.23 Suppliers and Customers.

(a) Largest Suppliers and Customers. Schedule 3.23(a) lists the 15 largest suppliers by dollar volume (listing the dollar volume for each) of products and services to the Company (individually, a “Material Supplier” and collectively, the “Material Suppliers”), taken as a whole, and the 25 largest customers by dollar volume (listing the dollar volume for each) of products and services of the Company (individually, a “Material Customer” and collectively, the “Material Customers”), taken as a whole, in each case for the 12-month period ended on October 31, 2020. The Company has not received any written communication indicating that, and, to the Company’s Knowledge, there are no circumstances indicating that, any Material Supplier or Material Customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company. To the Company’s Knowledge, the consummation of the transactions contemplated herein will not adversely affect in any material manner the Company’s business relationship with any Material Supplier or Material Customer.

(b) Trade Allowances and Other Discounts. Schedule 3.23(b) lists each trade allowance, trade in, billback, rebate, discount or similar program of or for the Company for the benefit of or with any Material Supplier or Material Customer, regardless of whether there exists any Liability to make or receive any payment thereunder.

(c) List of Customers. Schedule 3.23(c) lists any customer of products and services of the Company during the six months prior to the Effective Time and listed beside each customer is the mailing address, telephone number, email address, and contact name for such customer.

3.24 Absence of Certain Business Practices. Neither the Company nor any Person acting for the benefit of the Company has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the business of the Company that (a) reasonably could subject the Company or any other Person to any Proceeding, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected the Company, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect the Company, Buyer or the Business or subject the Company or any other Person to any Proceeding or (d) was for the purpose of obtaining or retaining any business or any other business advantage. All transactions of the Company have been fairly, accurately and completely recorded in its books and records. “Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.

3.25 Indebtedness. Except for Indebtedness listed in Schedule 3.25, the Company has no Indebtedness outstanding on the date hereof and except for Indebtedness to be paid off pursuant to a Payoff Letter, the Company will not have any Indebtedness outstanding on the Closing Date.

3.26 Computer Systems.

(a) Platform Description and Documentation. Schedule 3.26(a)(i) lists all material Proprietary Information Technology Systems and other material Computer Systems that are being used by the Company. Except as set forth on Schedule 3.26(a)(ii), with respect to the Proprietary Information Technology Systems created and owned by the Company, the documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System (i) has resided in Sarasota, Florida at all times and has never been escrowed, (ii) has not been developed or modified by any Person outside the United States, and (iii) are complete in all material respects and sufficient to permit the Company to conduct its business. Each Computer System used by the Company substantially conforms to the Company’s current functional requirements and such Computer System’s design specifications, documentation and other specifications and does and will perform substantially in accordance with the foregoing. “Proprietary Information Technology System” means a Computer System (or portion of Computer System) that the Company (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing. “Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by the Company in the conduct of its business.

(b) Protection. The Company has taken all actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by the Company of any of its Computer Systems.

(c) Reliability. No Computer System has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months that has caused any substantial disruption or interruption in or to the use of any Computer System.

3.27 Data and Privacy. Schedule 3.27(a) contains a true, correct and complete copy of each privacy policy that has been used by or on behalf of the Company regarding the collection or use of information about any other Person and the dates that each such policy was in effect. The Company has complied with such policies, Privacy Laws and contractual requirements or terms of use concerning the Processing of Personal Information to which the Company is a party or otherwise bound as of the date hereof. Schedule 3.27(b) contains a list of Personal Information used or transmitted in connection with the Company’s services and a description of how and where such Personal Information is used or stored. The Company has the right (and upon consummation of the transactions contemplated herein Buyer will have the right) to use all of the information in each of its databases.

3.28 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 3 and the Ancillary Documents delivered by the Company, as qualified by the Schedules and exhibits hereto, as applicable, neither the Company nor any other Person makes any express or implied representations or warranties regarding the Company in connection with the transactions contemplated hereby, and the Company, hereby disclaims any other representation or warranty of any kind or nature, express or implied, notwithstanding the delivery or disclosure to Buyer or its directors, managers, officers, employees, agents or representatives of any documentation or other information

(including any financial projections or other supplemental data). Notwithstanding anything to the contrary, neither the Company nor any other Person shall be deemed to make any representation or warranty with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to Buyer or any of Buyer’s Affiliates, counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company or (b) except as expressly covered by a specific representation and warranty contained in this ARTICLE 3, ARTICLE 4 or any Ancillary Document delivered by the Company, any other information or documents (financial or otherwise) made available to Buyer or any of Buyer’s Affiliates, counsel, accountants or advisors with respect to the Company or the transactions contemplated hereby.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly on behalf of such Seller and not on behalf of any other Seller, hereby represents and warrants to Buyer that the statements contained in this ARTICLE 4, as qualified by the Schedules, are true and correct as of the date hereof and as of the Closing.

4.1 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. Assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement and each Ancillary Document of Buyer or any of its Affiliates, this Agreement is, and each Ancillary Document of such Seller will be, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Such Seller has all requisite power, capacity and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by such Seller and to consummate the transactions contemplated herein and therein to be consummated by such Seller.

(b) Conflicts. Neither the execution nor delivery by such Seller of this Agreement or any Ancillary Document to which such Seller is a party nor consummation by such Seller of the transactions contemplated herein or therein will (with or without the passage of time or giving of notice): (1) violate any Applicable Law or Order; or (2) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than such Seller to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which such Seller is a party or by which any asset of such Seller is bound, except where such breach, violation, default, conflict or right described in clause (2) above will not materially and adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement.

(c) Consents. No consent or approval by, notification to or filing with any Person is required in connection with such Seller’s execution, delivery or performance of this Agreement or any Ancillary Document to which such Seller is a party or such Seller’s consummation of the transactions contemplated herein or therein.

4.2 Litigation. (a) there is no claim or other Proceeding pending or, to such Seller’s Knowledge, Threatened against such Seller or to which such Seller is a party that could reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Document to which such Seller is a party and (b) such Seller is not subject to any Order related to the Company. Such Seller is not in default or other violation with respect to any Order. To such Seller’s Knowledge, there is no reasonable reason to believe that any Proceeding or Order may be brought or Threatened against such Seller or that there is any reasonable basis therefor.

4.3 Brokers. Such Seller has no obligation or other Liability to any broker, finder or similar intermediary for payment of any fee or expense with respect to the transactions contemplated by this Agreement.

4.4 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 4 and the Ancillary Documents delivered by the Sellers, as qualified by the Schedules and exhibits hereto, as applicable, the Sellers do not make any express or implied representations or warranties in connection with the transactions contemplated hereby, and the Sellers, hereby disclaim any other representation or warranty of any kind or nature, express or implied, notwithstanding the delivery or disclosure to Buyer or its directors, managers, officers, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data). Notwithstanding anything to the contrary, the Sellers shall not be deemed to make any representation or warranty with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to Buyer or any of Buyer’s Affiliates, counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company or (b) except as expressly covered by a specific representation and warranty contained in this ARTICLE 4 or any Ancillary Document delivered by the Sellers, any other information or documents (financial or otherwise) made available to Buyer or any of Buyer’s Affiliates, counsel, accountants or advisors with respect to the Company or the transactions contemplated hereby.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller as follows:

5.1 Organization and Good Standing. Buyer is a duly organized and validly existing corporation in good standing under the laws of Delaware. Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. Buyer has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

5.2 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer or any Affiliate of Buyer have been duly authorized and approved by all necessary corporate action with respect to Buyer and each such Affiliate, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by each Seller, the Company and their applicable Affiliates of this Agreement and each Ancillary Document of each Seller, the Company or any of their Affiliates, this Agreement is, and each Ancillary Document of Buyer or any of its Affiliates at Closing will be, the legal, valid and binding obligation of Buyer and each such applicable Affiliate, enforceable against Buyer and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Buyer and each such applicable Affiliate has all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by Buyer and each such applicable Affiliate.

(b) Conflicts. Neither the execution nor delivery by Buyer of this Agreement or by Buyer or any Affiliate of Buyer of any Ancillary Document nor consummation by Buyer or any Affiliate of Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or any such Affiliate of Buyer; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

(c) Consents. No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or any of its Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or of any of its Affiliates or Buyer’s or any of its Affiliates’ consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

5.3 Brokers. Buyer has no obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause the Company or any Seller to become liable for payment of any fee or expense with respect thereto.

5.4 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 5 or any Ancillary Document delivered by Buyer, as qualified by the schedules and exhibits hereto, as applicable, Buyer makes no express or implied representations or warranties in connection with the transactions contemplated hereby, and Buyer, hereby disclaims any other representation or warranty of any kind or nature, express or implied, notwithstanding the delivery or disclosure to the Company or any Seller or their directors, managers, officers, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data). Notwithstanding anything to the contrary, Buyer shall not be deemed to make any representation or warranty with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to the Company, any Seller or any of the Company’s or any Seller’s Affiliates, counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of Buyer or (b) except as expressly covered by a specific representation and warranty contained in this ARTICLE 5 or any Ancillary Documents delivered by Buyer, any other information or documents (financial or otherwise) made available to the Company, any Seller or any of the Company’s or any Sellers’ Affiliates, counsel, accountants or advisors with respect to Buyer or the transactions contemplated hereby.

5.5 Independent Investigation. Buyer has performed, to Buyer’s satisfaction, an independent investigation, examination, analysis and verification of the business, assets, Liabilities, operations, prospects and condition (financial or otherwise) of the Company. Buyer acknowledges that the Company has provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and has had the opportunity to visit with the Company and meet with its representatives to discuss the foregoing matters. All materials and information requested by Buyer have been provided to Buyer to its reasonable satisfaction. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE 3 and the Sellers set forth in ARTICLE 4 of this Agreement, and that Buyer has not relied on any representations, warranties or other statements whatsoever, whether written or oral by the Company, Sellers or any other Person acting on their behalf or otherwise, other than those expressly set forth in this Agreement and any Ancillary Document, and that Buyer will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement and any Ancillary Document.

ARTICLE 6.

CERTAIN COVENANTS

6.1 Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use its reasonable best efforts to fulfill, and to cause to be satisfied, the conditions in ARTICLE 6 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing.

6.2 Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose (including that (a) the Sellers will take all actions necessary to transfer the registrations and control of all domain names to the Company, including the transfer of all passwords and other means of access, and (b) David J. Irvine will take the actions described on Exhibit 6.2). The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

6.3 Confidentiality and Publicity.

(a) Confidentiality Agreement. Subject to the applicable terms of this Section 6.3, the Confidentiality and Non-Disclosure Agreement between Buyer and the Company, dated February 22, 2018 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms, except that, after the Closing Date, Confidential Information (as defined in the Confidentiality Agreement), for purposes of the obligations of Buyer under the Confidentiality Agreement, will be deemed not to refer to any information then relating to the Business or the Company.

(b) Confidentiality. At all times after Closing, each Seller will, and each Seller will cause each of its Affiliates to, keep confidential and not disclose and not use, any confidential, proprietary or other non-public information of the Business or the Company, except to the extent such information becomes available to any Seller or their Affiliates after Closing as a result of disclosure not known by such recipient to have been improper. Nothing in this Section 6.3(b) shall limit any Seller’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other Governmental Authority, nor does this Section 6.3(b) limit any Seller’s ability to communicate with any Governmental Authority, or to otherwise participate in any investigation or proceeding that may be conducted by any Governmental Authority, including providing documents or other information so long as such Seller otherwise complies with this Section 6.3(b). In the event any Seller is required (by law, court or administrative proceeding or similar process) to disclose any confidential, proprietary or other non-public information of the Business, the Company or such Seller, as applicable, such Seller will promptly notify Buyer, to the extent legally permissible, of such request and will, at Buyer’s sole cost and expense, assist Buyer in seeking a protective order or other appropriate remedy. In the absence of a protective order, such Seller, as applicable, may disclose only that portion of the confidential, proprietary or other non-public information of the Business or the Company that is legally required to be disclosed.

(c) Publicity. Except as stated in this Section 6.3(c), each Seller will not, and each Seller will cause each of their respective Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of Buyer. Each Party will cooperate with each other in issuing, promptly after Closing, a joint press release (with mutually agreed upon text) that announces the Parties’ entry into this Agreement and the transactions contemplated herein generally.

(d) Transaction Confidentiality Agreements. After the Closing Date, to the extent reasonably requested by Buyer, the Sellers will use their reasonable best efforts to enforce the terms of each Transaction Confidentiality Agreement for Buyer’s benefit; provided that, within three Business Days after the Sellers inform Buyer thereof, Buyer will reimburse the Sellers for all reasonable costs (including reasonable attorneys’ fees and expenses) of the Sellers or any of their Affiliates arising out of, relating to or resulting from such enforcement. “Transaction Confidentiality Agreement” means a confidentiality agreement that the Company entered into after January 1, 2020 with any prospective purchaser (other than Buyer) of the Company or the Business.

6.4 [Reserved].

6.5 Certain Tax Matters.

(a) Sellers Agent shall, at the Sellers’ expense, prepare or cause to be prepared all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date that are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice of the Company, to the extent such past practice complies with Applicable Law and the provisions of this Agreement. As soon as reasonably practicable prior to the due date (including extensions) for filing such Tax Returns (provided, that, Sellers Agent shall provide any such Tax Returns that are income Tax Returns to Buyer at least twenty (20) days prior to the due date thereof, taking into account applicable extensions), Sellers Agent shall deliver the Tax Returns described in this Section 6.5(a) to Buyer for its review and comment. Sellers Agent shall consider in good faith all such changes as are reasonably requested by Buyer, and shall deliver the Tax Returns, completed as approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed (provided, however, that Buyer shall have no such approval rights for any such Tax Returns where items of income, gain, loss, deduction and credit flow-through to the Sellers) to Buyer no later than five days prior to the due date (including extensions) for filing such Tax Returns. Buyer or its Affiliate shall file or cause to be filed all such Tax Returns on or prior to the due date (including extensions) for filing such Tax Returns, and shall timely pay all Taxes due as reflected on such Tax Returns, subject to ARTICLE 8. The Sellers shall remit to Buyer, no later than two days prior to the due date (including extensions) for filing such Tax Returns, the amount of any Taxes due as reflected on such Tax Returns.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any taxable periods which include (but do not end on) the Closing Date (“Straddle Period”) (such Tax Returns, the “Straddle Returns”). All Straddle Returns shall be prepared in a manner consistent with past practices of the Company, to the extent such past practice complies with Applicable Law and the provisions of this Agreement. As soon as reasonably practicable prior to the due date (including extensions) for filing the Straddle Returns (provided, that, Buyer shall provide any such Tax Returns that are income Tax Returns to Sellers Agent at least twenty (20) days prior to the due date thereof, taking into account applicable extensions), Buyer shall deliver the Straddle Returns to Sellers Agent for review and comment. Buyer shall consider in good faith all changes with respect to Straddle Returns as are reasonably requested by Sellers Agent and such Straddle Returns shall not be deemed complete until approved by the Sellers Agent, such approval not to be unreasonably withheld, conditioned or delayed. Buyer shall file or cause to be filed the Straddle Returns on or prior to the due date (including extensions) for filing such Straddle Returns, and shall timely pay all Taxes due as reflected on such Straddle Returns, subject to ARTICLE 8. The Sellers shall remit to Buyer an amount equal to the Taxes due as reflected on such Straddle Returns, to the extent that such Taxes are apportioned to the portion of the Straddle Period ending on the Closing Date at least two days prior to the due date (including extensions) for filing such Straddle Returns. In the case of any Straddle Period, (A) real and personal ad valorem Taxes, sales Taxes, employment Taxes and other similar Taxes that, in each case, are not measured by or based on income or gross receipts shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a daily pro-rata basis, and (B) all other Taxes shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a closing of the books basis.

(c) Tax Contests. In the event of a Tax contest, audit, or other proceeding relating to a taxable period of the Company ending on or before the Closing Date (each a “Pre-Closing Tax Contest”), or a Straddle Period (each a “Straddle Period Tax Contest”), the following provisions shall control:

(1) Promptly after Buyer or the Company receives written notice of a Pre-Closing Tax Contest or a Straddle Period Tax Contest, Buyer will notify or cause the Company to notify Sellers Agent in writing of such Pre-Closing Tax Contest or Straddle Period Tax Contest.

(2) Sellers Agent shall assume and shall control the defense of any Pre-Closing Tax Contest, at the Sellers’ own expense, provided that Buyer shall have the right to participate, at Buyer’s own expense, in any Pre-Closing Tax Contest, and provided further that Sellers Agent shall not settle or compromise any such Pre-Closing Tax Contest without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Sellers Agent fails to defend a Pre-Closing Tax Contest in a commercially reasonable manner, then Buyer shall have the right to control the defense of such Pre-Closing Tax Contest at the Sellers’ expense, in which event Sellers Agent agrees to fully cooperate with Buyer; provided, that, Sellers Agent shall have participation and consent rights consistent with paragraph (3) below with respect to such Pre-Closing Tax Contest.

(3) Buyer shall have the right to control the defense of a Straddle Period Tax Contest, provided that Sellers Agent shall have the right to participate, at the Seller’s own expense, in any Straddle Period Tax Contest and provided further that Buyer shall not settle or compromise any portion of such Straddle Period Tax Contest without Sellers Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Cooperation. Buyer, the Company and Sellers Agent shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.5 and any audit, litigation or other proceeding with respect to Taxes (other than any proceeding between parties hereto), including an Inadvertent Termination Ruling Request. Such cooperation shall, subject to the terms of this Agreement, include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, retaining and (upon the other Party’s request) providing records and information which are reasonably available and relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. At the request of Buyer, Sellers and Sellers Agent shall take such steps, and make such adjustments, as may be required by the IRS pursuant to Section 1362(f)(3) and (4) of the Code with respect to an Inadvertent Termination Ruling Request.

(e) Tax Sharing Agreements. All Tax-sharing or similar agreements with respect to or involving the Company (other than any Contract the principal purpose of which is not related to Tax) have been terminated as of the Closing Date, and after the Closing Date the Company shall not be bound thereby or have any liability thereunder.

(f) 338(h)(10) Election. The Parties hereby agree to join in making (or causing there to be made) an election under Section 338(h)(10) of the Code (and any such similar elections as may be available under applicable state or local laws) with respect to the purchase by Buyer of all of the Company Interests pursuant to this Agreement (such election under Section 338(h)(10) of the Code (and any such similar elections as may be available under applicable state or local laws) the “338(h)(10) Election”). Each Party agrees to cooperate with the other in the preparation and completion of IRS Form 8023, in the filing of such completed form before the filing due date, and in the timely completion and filing of all other forms required to effect the 338(h)(10) Election and to take all other steps necessary in order to effectuate the 338(h)(10) Election in accordance with Applicable Laws. Unless otherwise required by a final determination (within the meaning of Section 1313(a) of the Code or any analogous or similar provision of state or local law), (i) each of the Parties shall, and shall cause each of their respective Affiliates to, report, act and file all Tax Returns in a manner consistent with the 338(h)(10) Election, and (ii) no Party shall take any position that is inconsistent with the 338(h)(10) Election. Within 90 days after the final determination of any adjustment in accordance with Section 2.3(f), Buyer shall prepare and deliver to Sellers Agent a draft allocation of the “aggregate deemed sale price” (as defined in Treasury Regulations Section 1.338-4) among the assets of the Company in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder and Exhibit 6.5(f) (along with reasonable supporting documentation and workpapers) for Sellers Agent’s review (the “Proposed Allocation”). If Sellers Agent disagrees with the Proposed Allocation, Sellers Agent may, within 60 days after delivery of the Proposed Allocation, deliver written notice to Buyer setting forth in reasonable detail its disagreement with the Proposed Allocation. In the event that Sellers Agent does not provide such notice of disagreement within such 60-day period, Sellers Agent and Buyer shall be deemed to have agreed to the Proposed Allocation, which shall be final, binding and conclusive for all purposes hereunder. If the Sellers Agent and Buyer are unable to agree on the Proposed Allocation as contemplated above, then each Party may file all U.S. federal and applicable state, local and non-U.S. Tax Returns in a manner consistent with such Party’s allocation. If the Sellers Agent and Buyer agree on an allocation, then neither Party nor any of its Affiliates shall take any position inconsistent with such allocation on any Tax Return or for any other U.S. federal, state, local or non-U.S. income Tax purpose unless otherwise required by law.

(g) Transfer Taxes. All Transfer Taxes will be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under Applicable Law. Upon payment of more than fifty percent (50%) of any such Transfer Taxes by Buyer or the Sellers, Buyer and the Sellers shall cooperate to promptly reimburse the other for any such Taxes based on their respective liability for such Taxes as determined pursuant to this Section 6.5(g). Buyer and Sellers shall cooperate in order to reduce or eliminate any Transfer Taxes in a manner that is mutually agreeable and in compliance with Applicable Law.

(h) Seller Tax Matters. Buyer shall not (and shall not cause or permit any Person, including the Company to) take, cause, agree to or otherwise initiate any Seller Tax Matter without the prior written consent of the Sellers Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

(i) Transaction Deductions. Transaction Deductions shall be allocated to, and deducted in, a taxable period of the Company ending on the Closing Date to the extent permitted by Applicable Law, and Transaction Deductions for any Straddle Period shall be attributed to the portion of such Straddle Period ending on and including the Closing Date. For purposes of the foregoing, the Parties agree to cause the Company to adopt the seventy percent (70%) safe harbor (and to include the applicable election statements with the appropriate Tax Returns) with respect to the deduction of any “success-based fees” in accordance with IRS Revenue Procedure 2011-29 to the extent that the transactions contemplated herein are properly treated as a “covered transaction” within the meaning of Treasury Regulations Section 1.263(a)-5 (it being understood that nothing in this Section 6.5(i) shall be interpreted as a representation that any expense is a “success based fee” or that the transactions contemplated herein are properly treated as a “covered transaction”).

(j) Pre-Closing Tax Refunds. To the extent not included in the calculation of Net Working Capital, Buyer agrees to pay to the Sellers Agent (for further distribution to the Sellers) an amount in cash equal to any Pre-Closing Tax Refund within fifteen (15) days of (i) the receipt by Buyer or any of its Affiliates (including, following the Closing Date, the Company) of such Pre-Closing Tax Refund or (ii) when used by Buyer or any of its Affiliates (including, following the Closing Date, the Company) to credit an account with any Governmental Authority or to offset any Taxes for any taxable period (or portion thereof) beginning after the Closing Date. Buyer agrees to, and agrees to cause its Affiliates (including, following the Closing Date, the Company) to, at the request of the Sellers Agent, use commercially reasonable efforts to obtain any Pre-Closing Tax Refund and permit the Sellers Agent to participate in the efforts to obtain Pre-Closing Tax Refunds.

(k) Inadvertent Termination Ruling. Buyer, at its sole cost and expense, may prepare and submit to the IRS an Inadvertent Termination Ruling Request for the Company with respect to any taxable period ending on or prior to the Closing Date, provided, however, that (i) Buyer will not submit any Inadvertent Termination Ruling Request (or any supplemental information provided in connection therewith from time to time) without providing the Sellers Agent with a copy of such Inadvertent Termination Ruling Request and any other supplemental information for Sellers Agent’s review and comment (which Buyer shall consider in good faith), (ii) Buyer will keep the Sellers Agent timely informed with respect to the submission, status and progress of such ruling request; (iii) Buyer will promptly provide the Sellers Agent with copies of all correspondence received from the IRS with respect to such ruling request; and (iv) Buyer will not accept any tax adjustments proposed by the IRS pursuant to Section 1362(f)(4) of the Code without the prior written approval of the Sellers Agent, not to be unreasonably withheld, conditioned or delayed.

6.6 Covenant Not to Compete and Related Covenants.

(a) To further ensure that Buyer receives the expected benefits of acquiring the Company Interests, each Seller agrees that (subject to the other terms of this Section 6.6), throughout the period that begins at the Effective Time and ends on the fifth anniversary of the Closing Date (the “Non-Compete Period”), each Seller will not, and each Seller will cause each Affiliate of each Seller not to, directly or indirectly:

(1) own, operate, be a partner, equity holder, co-venturer or otherwise invest in, lend money to, consult with, manage or render services to, act as agent for, license any Intellectual Property to, or acquire or hold any interest in, any Person that engages in the Business anywhere in the world, except that nothing herein prohibits any Seller or any Affiliate of any Seller from owning or holding less than 5% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market;

(2) employ or attempt to employ any Employee or otherwise interfere with or disrupt any such employment relationship (contractual or other) of the Company, Buyer or any of their Affiliates with such Employee; provided, however, that the foregoing restrictions shall not apply to an Employee who (A) is terminated by the Company, Buyer or their Affiliates or (B) resigns from the employment of the Company, Buyer or their Affiliates, provided, in each case, that at least six or more months have passed since such Employee’s termination or resignation; provided, further, and notwithstanding the foregoing, that if any Seller or any of their Affiliates hires any individual identified on Exhibit 6.6(a)(2) at any time before three (3) years following such Employee’s termination or resignation, then such Seller involved in such hiring shall pay Buyer three times such individual’s salary at such time; or

(3) solicit, request, advise or induce any then-current or potential customer, supplier or other business contact of the Company, Buyer or any of their Affiliates, or any of the foregoing, in each case, to whom the Company provided products or services (or solicited to do the same) during the 36-month period immediately preceding the Closing, to cancel, curtail or otherwise adversely change its business or relationship with the Company, Buyer or any of their Affiliates.

(b) To further ensure that Buyer receives the expected benefits of acquiring the Company Interests, each Seller agrees that (subject to the other terms of this Section 6.6), at all times after the Effective Time, each Seller will not, and each Seller will cause its Affiliates not to, directly or indirectly, criticize or disparage in any manner or by any means (whether written or oral, express or implied) the Company, Buyer or any of their Affiliates or any aspect of the Company’s, Buyer’s or any of their Affiliates policies, operations, products, services practices or publicly identified management or personnel. Notwithstanding the foregoing, nothing in this Section 6.6 shall prohibit any Seller from conferring in confidence with such Seller’s advisors, making truthful statements or communications as required by Applicable Law, making statements or communications in good faith in connection with, or in furtherance of, exercising such Seller’s rights under this Agreement, or as permitted under Section 6.3(b).

(c) Each Seller specifically acknowledges and agrees that (1) this Section 6.6 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Company Interests, (2) Buyer has refused to enter into this Agreement in the absence of this Section 6.6 and (3) breach of this Section 6.6 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach by any Seller of this Section 6.6, as determined by a court of competent jurisdiction, (A) Buyer (in addition to all other remedies Buyer may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining any Seller from committing or continuing such breach and to enforce specifically this Agreement and its terms and (B) the duration of the Non-Compete Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

6.7 Intercompany Accounts. The Company will cause all intercompany accounts in effect immediately before the Effective Time between the Company, on the one hand, and any Seller or any of their Affiliates (other than the Company), on the other hand, to be paid in full at or before Closing.

6.8 SEC and National Securities Exchange Requirements. Each Party will cooperate with each other in all reasonable respects to fulfill any applicable requirement of the SEC or any national securities exchange in connection with the transactions contemplated herein, including to perform in sufficient time to meet any applicable filing deadline that any of them or any of their Affiliates may have. Each Seller permits Buyer to disclose any information regarding this Agreement or any of the transactions contemplated herein in connection with Buyer’s filing obligations with the SEC, including the filing of a copy of this Agreement.

6.9 Indebtedness and Transaction Expenses. The Sellers shall pay any and all Indebtedness and Transaction Expenses outstanding immediately prior to the Closing that were not deducted from the Initial Closing Purchase Price pursuant to Section 2.2.

6.10 R&W Insurance. At or prior to the Closing, Buyer shall obtain and bind, at Buyer’s sole cost and expense, the R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to provide that the insurer with respect to such R&W Insurance Policy waives and releases, and will not be entitled to, any recourse or other rights of recovery (whether by subrogation, assignment of rights or otherwise) against the Sellers in relation to this Agreement, other than against a Seller in the event such Seller committed fraud. From and after the date the R&W Insurance Policy is issued, Buyer shall not (and shall cause its Affiliates not to) amend, modify, terminate, or waive any waiver or release of recourse or other rights of recovery against any Seller set forth in the R&W Insurance Policy, without the prior written consent of the Sellers Agent. Buyer shall bear all of the fees, costs and expenses associated with negotiating and obtaining the R&W Insurance Policy, including the premium, broker fees, underwriting fees, due diligence fees, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines Taxes and fees.

6.11 PPP Loan.

(a) On November 19, 2020, the Company prepared and submitted to the PPP Lender and the SBA an application for forgiveness or discharge (such application, together with all supporting documentation relating to such application submitted (or required to be submitted) by the Company or any Affiliates of the Company, the “PPP Loan Forgiveness Application”) of the PPP Loan. In order to facilitate the forgiveness of the PPP Loan by the PPP Lender and SBA (“PPP Loan Forgiveness”), the Company shall deposit with the PPP Lender an amount equal to the outstanding balance of the PPP Loan (the “PPP Loan Escrow Amount”), to be held in escrow by the PPP Lender in accordance with the PPP Loan Escrow Agreement, as a source of recovery for repayment and satisfaction of the PPP Loan by the Company in the event that the PPP Loan Forgiveness Application is rejected or denied (in whole or in part). The Sellers Agent will use commercially reasonable efforts to designate a representative of Buyer as an authorized representative under the PPP Loan Escrow Agreement on or before January 1, 2021.

(b) Buyer shall, and, from and after the Closing, shall cause the Company to promptly deliver to the Sellers Agent copies of all correspondence received by Buyer or the Company with respect to the PPP Loan, including any notice from the PPP Lender or the SBA issuing a determination by the SBA of the Company’s eligibility for and approval or denial (in whole or in part) of PPP Loan Forgiveness and setting forth the amount forgiven or discharged (if any) or which remains payable (if any). Buyer shall, and, from and after Closing, shall cause the Company to, (i) reasonably cooperate with the Sellers Agent in connection with a request for forgiveness of the PPP Loan, the submission of any supplemental information requested, any audit, or any dispute regarding PPP Loan Forgiveness and (ii) not take any action (or fail to take any action) that would reasonably be expected to result in denial of PPP Loan Forgiveness (in whole or in part). Buyer hereby acknowledges and agrees that the Sellers Agent shall have the right to control any negotiations, audit response, disputes, or Actions in connection with seeking forgiveness of the PPP Loan; provided that the Sellers Agent shall keep Buyer apprised of all communications with the SBA with respect thereto.

(c) Within five Business Days after the Company receives notice that all or any portion of the PPP Loan has been forgiven, the amount so forgiven shall be released from the PPP Loan Escrow Amount to the Sellers Agent, for further distribution to the Sellers, in accordance with the terms and conditions of the PPP Loan Escrow Agreement.

6.12 [Reserved].

6.13 Sellers Agent.

(a) Without any further act of any Seller, Glenn C. McPeak or any successor to such individual appointed pursuant to this Section is hereby irrevocably appointed as agent and true and lawful attorney-in-fact for each Seller with full power of substitution or resubstitution, solely for the purposes set forth herein, such appointment being coupled with an interest and irrevocable. Sellers Agent will act as the representative of each Seller, and is authorized to act on behalf of each Seller under this Agreement, the Escrow Agreement or any other Ancillary Document or in connection with any transaction contemplated herein or therein, and receipt of any notice or service of process in connection with any claim under this Agreement (all of which will be deemed delivered or served upon all of the Sellers upon delivery to Sellers Agent). Each Seller will be bound by all actions taken by the Sellers Agent in his capacity thereof. Sellers Agent will, in a reasonably prompt manner, provide written notice to each Seller of any action taken by Sellers Agent pursuant to the authority delegated to Sellers Agent under this Section. Sellers Agent will at all times act in his capacity as Sellers Agent in a manner that Sellers Agent believes to be in the best interest of the Sellers taken as a whole. Neither Sellers Agent nor any of his agents or employees will be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of his bad faith or willful misconduct. Sellers Agent may consult with legal counsel, independent public accountants and other experts selected by him and will not be liable for any action taken or omitted to be taken in good faith by Sellers Agent in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, Sellers Agent will not be required to exercise any discretion or take any action. Each Seller severally will indemnify and hold harmless and reimburse Sellers Agent from and against such Seller’s Pro Rata Share of any and all Liabilities, losses, damages, claims, costs, or expenses suffered or incurred by Sellers Agent arising out of, relating to or resulting from any action taken or omitted to be taken by Sellers Agent under this Agreement, other than such Liabilities, losses, damages, claims, costs or expenses arising out of, relating to or resulting from Sellers Agent’s bad faith or willful misconduct. In all matters relating to this Section, Sellers Agent will be the only party entitled to assert the rights of the Sellers. Notwithstanding the following sentence, Buyer and the Escrow Agent will be entitled to rely on all statements, actions, representations and decisions of Sellers Agent as being the binding acts of all the Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than communication regarding termination or replacement of Sellers Agent pursuant to the Escrow Agreement and this Section). By executing and delivering this Agreement, each Seller confirms and ratifies all that Sellers Agent will do or cause to be done in good faith as Sellers Agent.

(b) Sellers Agent may resign upon written notice to the Sellers. Sellers Agent may be changed or replaced by a unanimous vote of the Sellers upon written notice to Sellers Agent. Any vacancy in the position of Sellers Agent may be filled by unanimous approval of the Sellers. No bond will be required of Sellers Agent. Notices or communications to or from Sellers Agent will constitute notice to or from each Seller.

(c) Sellers Agent will have no power or authority to bind Buyer, and Buyer will not have any Liability to any Person for any act or omission by Sellers Agent.

(d) Notwithstanding any term herein, Buyer’s obligation with respect to any payment to or for or for the benefit of any Seller under this Agreement or the Escrow Agreement is to make such payment to Sellers Agent (or as Sellers Agent directs) and the Escrow Agent, as described herein and in the Escrow Agreement. If such payment is properly made, then Buyer will have no other responsibility or Liability with respect thereto and Buyer will be entitled to rely conclusively and without independent verification on Sellers Agent making further payment, and Sellers Agent will make all of such payments, each in the proper amount, to the proper Persons.

ARTICLE 7.

CLOSING AND CLOSING DELIVERIES

7.1 Closing. Closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre Drinker Biddle & Reath LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. Central Time on the date hereof (the “Closing Date”). Closing will be effective as of 11:59 p.m. Central Time on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received. Except for (a) the transactions contemplated herein, and (b) the actions listed on Exhibit 7.1, no Party will take any action on the Closing Date that is outside the Company’s Ordinary Course of Business.

7.2 Closing Deliveries by the Sellers. At Closing, the Sellers will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a) all membership interest certificates representing the Company Interests, each duly endorsed in blank, or duly executed assignment documentation, dated the Closing Date and executed by the respective Seller, in a form suitable for transferring the Company Interests to Buyer in the records of the Company and approved in advance by Buyer (such approval not to be unreasonably withheld);

(b) the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director and officer of the Company, with each such resignation (or removal) effective no later than the Effective Time;

(c) the Escrow Agreement, dated the Closing Date and executed by Sellers Agent and the Escrow Agent;

(d) the true and correct minute books and ownership records of the Company;

(e) a waiver and release from each Seller, each dated the Closing Date and executed by each such Seller, in a form approved in advance by Buyer (such approval not to be unreasonably withheld);

(f) an officer’s certificate of a duly authorized officer of the Company, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete certified copy of the Organizational Documents of the Company, in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the Managers of the Company authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Company and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(g) employment agreements between the Company and each individual listed on Exhibit 7.2(g), each dated on or before the Closing Date and in a form approved in advance by Buyer (such approval not to be unreasonably withheld) (each an “Employment Agreement” and, collectively, the “Employment Agreements”);

(h) each Consent, each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer;

(i) a customary payoff letter from each holder of any Indebtedness of the Company, each executed by all applicable parties and remaining in full force and effect on the Closing Date (each a “Payoff Letter”), which provide that upon the payment by Buyer of the amount stated in such Payoff Letter any Encumbrances (if applicable) are released and the filing by Buyer of UCC-3 termination statements with respect to financing statements filed against the Company or any of its assets are authorized;

(j) UCC-3 termination statements with respect to financing statements filed against the Company or any of its assets;

(k) (i) a certificate of good standing from the State of Florida Division of Corporations, and (ii) a certificate of good standing from each other jurisdiction in which the Company is qualified to do business, in each case, dated within five Business Days before Closing and stating that the Company is in good standing therein;

(l) a certificate of compliance from the Florida Department of Revenue, dated within five Business Days before Closing and stating that the Company has no amount due or payable thereto;

(m) the Company will have in its files, at its headquarters offices, a Form I-9 that is validly and properly completed in accordance with Applicable Law for each Employee with respect to whom such form is required under Applicable Law. For each Employee whose social security number (or purported social security number) appeared on any “no-match” notification from the Social Security Administration, such employee or the Sellers will have resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number);

(n) to the extent not already provided, a written Contract with the Company, each in accordance with all Applicable Law, that assigns to the Company all rights to all inventions, improvements, discoveries and information relating to the Company from each former and current Employee and each Person (including any independent contractor) that has developed or is developing Intellectual Property for the Company;

(o) restrictive covenant agreements between Buyer and each individual listed on Exhibit 7.2(g) (each, a “Restrictive Covenant Agreement” and collectively the “Restrictive Covenant Agreements”), each dated on or before the Closing Date and in a form approved in advance by Buyer (such approval not to be unreasonably withheld);

(p) a consent of the spouse (or former spouse) of the individuals(s) listed on Exhibit 7.2(p), consenting to the execution and delivery of this Agreement and the performance by such individual(s) listed on Exhibit 7.2(p) of the obligations hereunder, dated on or before the Closing Date and in a form approved in advance by Buyer (such approval not to be unreasonably withheld);

(q) a written document, dated on or before the Closing Date and in a form reasonably satisfactory to Buyer, executed by Founders Advisors, that states that Founders Advisors and its applicable Affiliates have been paid in full for all amounts that before, at or after Closing may be owed to Founders Advisors or any such Affiliate in connection with the transactions contemplated herein;

(r) a written document, dated on or before the Closing Date and in a form reasonably satisfactory to Buyer, executed by Morris, Manning, & Martin, LLP, that states that Morris, Manning, & Martin, LLP and its applicable Affiliates have been paid in full for all amounts that before, at or after Closing may be owed to Morris, Manning, & Martin, LLP or any such Affiliate in connection with the transactions contemplated herein;

(s) a true and correct copy of a duly executed IRS Form 8023;

(t) all other documents as Buyer may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(u) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Sellers at Closing.

7.3 Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, to the Sellers (or as the Sellers or this Agreement otherwise directs), the following:

(a) payment of the Initial Closing Purchase Price, pursuant to ARTICLE 2;

(b) the Escrow Agreement, dated the Closing Date and executed by Buyer and the Escrow Agent;

(c) the Employment Agreements, each duly executed by Buyer;

(d) the Restrictive Covenant Agreements, each duly executed by Buyer;

(e) all other documents as the Sellers may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(f) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

ARTICLE 8.

INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

8.1 Indemnification by the Sellers.

(a) Subject to the other terms of this ARTICLE 8, each Seller, severally and not jointly on a pro-rata basis (based on each Seller’s Pro Rata Share), will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(1) breach of any representation or warranty made by the Company in ARTICLE 3 of this Agreement or in any Ancillary Document of the Company;

(2) breach of any covenant or agreement of the Company in this Agreement or in any Ancillary Document of the Company;

(3) any Indebtedness of the Company or Transaction Expenses, to the extent not taken into account in the calculation of the Final Cash Payment under Section 2.2;

(4) any Pandemic Loan Matters;

(5) Indemnified Taxes;

(6) any distribution or allocation of the Purchase Price to any Seller (other than pursuant to the instructions provided by the Sellers to Buyer pursuant to Section 2.2(f); or

(7) item listed on Exhibit 8.1(a)(7).

(b) Subject to the other terms of this ARTICLE 8, each Seller, severally and not jointly, and solely on behalf of such breaching Seller and not on behalf of any other Seller, will individually indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(1) breach of any representation or warranty made by such Seller in ARTICLE 4 of this Agreement or in any Ancillary Document of such Seller; or

(2) breach of any covenant or agreement of such Seller in this Agreement or in any Ancillary Document of any Seller that is specific to such Seller.

For purposes of clarity, no Seller shall be obligated to indemnify Buyer or any of Buyer’s Other Indemnified Persons from and against any Losses arising from a breach by any other Seller of any representation, warranty or covenant of such other Seller.

8.2 Indemnification by Buyer. Subject to the other terms of this ARTICLE 8, Buyer will indemnify, defend and hold harmless each Seller and each Seller’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(a) breach of any representation or warranty made by Buyer herein or in any Ancillary Document of Buyer; or

(b) breach of any covenant or agreement of Buyer herein or in any Ancillary Document of Buyer.

8.3 Certain Limitations and Other Matters Regarding Claims.

(a) Deductible on the Sellers’ Obligations. The Sellers will not have any obligation under Section 8.1(a)(1) or Section 8.1(b)(1), unless and until the aggregate amount of Losses for which the Sellers are obligated thereunder exceeds $500,000.00 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this ARTICLE 8.

(b) Cap on the Sellers’ Obligations. Each Seller’s obligations under Section 8.1(a)(1) or Section 8.1(b)(1), in the aggregate, will not exceed an amount equal to the Escrow Amount (the “Cap”), and no Seller shall be liable for more than such Seller’s Pro Rata Share of the Cap, subject to the other terms of this ARTICLE 8.

(c) Deductible on Buyer’s Obligations. Buyer will not have any obligation under Section 8.2(a), unless and until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Deductible, and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this ARTICLE 8.

(d) Cap on Buyer’s Obligations. Buyer’s obligations under Section 8.2(a), in the aggregate, will not exceed an amount equal to the Cap, subject to the other terms of this ARTICLE 8.

(e) Certain Treatment of Special Representations. Notwithstanding the foregoing terms of this Section 8.3, Section 8.3(a), 8.3(b), 8.3(c) and 8.3(d) will not limit any Liability with respect to any Company Special Representation, Seller Special Representation or Buyer Special Representation. “Company Special Representation” means any representation or warranty (A) in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization) 3.3(a), 3.3(b)(1), 3.3(b)(2) (Authority and Authorization; Conflicts; Consents), 3.5 (Taxes), or 3.13 (Intellectual Property) or (B) that is fraudulently made. “Seller Special Representation” means any representation or warranty (A) in Sections 4.1(a), 4.1(b)(1) and 4.1(b)(2) (Authority and Authorization; Conflicts; Consents) or (B) that is fraudulently made. “Buyer Special Representation” means any representation or warranty (A) in Sections 5.1 (Organization and Good Standing), 5.2(a), 5.2(b)(1) and 5.2(b)(2) (Authority and Authorization; Conflicts; Consents) or (B) that is fraudulently made.

(f) Materiality Scrape. Notwithstanding anything to the contrary in this Agreement, for purposes of determining under this ARTICLE 8 whether there has been a breach of or inaccuracy in any representation or warranty and the amount of Losses resulting from any breach or inaccuracy of any such representation or warranty, all qualifications or limitations as to “material” or “materiality” or “Material Adverse Effect” set forth therein shall be disregarded.

(g) Recovery. Recovery for Losses pursuant to Section 8.1(a)(1) or Section 8.1(b)(1) (not including any Liability with respect to any Company Special Representation or Seller Special Representation) shall come first from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement until the Escrow Amount has been fully exhausted or released, at which point the Buyer’s and Buyer’s Other Indemnified Persons sole source of recovery shall be through the R&W Insurance Policy in accordance with the terms of such policy. Recovery for Losses pursuant to Section 8.1(a)(1) or Section 8.1(b)(1) that are related to any Liability with respect to any Company Special Representation or Seller Special Representation shall come first from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement until the Escrow Amount has been fully exhausted, then, second from the R&W Insurance Policy in accordance with the terms of such policy, unless the matter giving rise to such Loss is specifically excluded from coverage under the terms of the R&W Insurance Policy, until the R&W Insurance Policy has been exhausted, then, third (1) if related to a Company Special Representation, severally and not jointly from the Sellers on a pro-rata basis (based on each Seller’s Pro Rata Share) or (2) if related to a Seller Special Representation, directly from such Seller responsible for such Losses; provided, for the avoidance of doubt, (i) if the applicable retention amount pursuant to the R&W Insurance Policy has not yet been met, recovery shall not be required to be sought from the R&W Insurance Policy until the applicable retention amount has been met and (ii) if the matter giving rise to such Loss is specifically excluded from coverage under the terms of the R&W Insurance Policy, recovery shall not be required to be sought from the R&W Insurance Policy.

(h) Maximum Obligation. Notwithstanding any other provisions set forth in this Agreement (but without limiting the applicability of the Cap and the other economic limitations set forth herein), other than in connection with fraud by any Seller, in no event shall the aggregate indemnification and other payment obligations of any Seller under this Agreement or any other Ancillary Document exceed the portion of the Purchase Price actually received by such Seller; provided, however, that with respect to Section 3.13 (Intellectual Property), if the Escrow Amount and all applicable coverage under the R&W Insurance Policy have been exhausted, then each Seller’s payment obligations shall not exceed $15,000,000 per Seller.

(i) Limitation on Tax Indemnity. Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, no Seller shall have any liability under this Agreement or any Ancillary Document, including under this ARTICLE 8, with respect to any Taxes (or any Losses arising out of or relating to such Taxes): (i) resulting from any transaction or event taken at the direction of Buyer or any of its Affiliates after the Closing (unless contemplated by this Agreement); (ii) with respect to any taxable period (or portion thereof) beginning after the Closing Date, except with respect to any breach of the representation and warranties made in Section 3.5(i); or (iii) with respect to any loss or reduction of, or failure to obtain an increase in, the Tax basis of any assets of the Company, or any loss or reduction of, or the failure to obtain, any depreciation or amortization deductions associated therewith, as a result of any invalid, ineffective or disallowed Section 338(h)(10) Election.

8.4 Certain Survival Periods.

(a) Survival of Representations and Warranties. Subject to Section 8.4(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 15 months after the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that (1) each Company Special Representation (other than and specifically excluding the representations and warranties in Section 3.13 (Intellectual Property) and Section 3.26 (Computer Systems)) and Seller Special Representation will survive and remain in full force and effect until the date that is 7 years after the Closing Date; provided, however, that the representations and warranties in Section 3.13 (Intellectual Property) will survive and remain in full force and effect until the date that is 3 years after the Closing Date, (2) the representations and warranties in Section 3.26 (Computer Systems) will survive and remain in full force and effect until the date that is 3 years after the Closing Date, (3) each Buyer Special Representation will survive and remain in full force and effect until the date that is 7 years after the Closing Date and (4) and the representations and warranties set forth in Sections 3.28, 4.4 and 5.4 will survive and remain in full force and effect indefinitely.

(b) Survival of Representations and Warranties Until Final Determination. Notwithstanding Section 8.4(a), for each claim for indemnification under this ARTICLE 8, timely made in accordance with the procedures set forth in this Agreement, regarding a representation or warranty that is made before expiration of such representation or warranty as set forth in Section 8.4(a), such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and resolution of such claim.

(c) Survival of Covenants and Agreements. Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force until the date on which such covenant or agreement expressly terminates in accordance with its terms, or, if no such period is expressly contemplated, until the expiration of all statutes of limitation applicable to the underlying matter giving rise to a breach of such covenants and agreements.

8.5 Mitigation. Each Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue any rights and remedies available to mitigate any Losses for which indemnification is or may be provided under this ARTICLE 8, including making claims and pursuing recovery under any existing insurance.

8.6 Effect of Insurance or Third Party Payments. If Buyer or any of Buyer’s Other Indemnified Persons receives a payment from an insurance carrier or a third party (including proceeds under the R&W Insurance Policy) in connection with Losses to which a claim for indemnification relates, the amount of Losses recoverable by Buyer or such Other Buyer Indemnified Person under this ARTICLE 8 from the Sellers for such claim shall be reduced by the amount of such insurance or third party payments received, net of any costs or expenses incurred in procuring the same, and net of any increase in premiums to be paid, by Buyer or Buyer’s Other Indemnified Persons, as applicable, related to the insurance carrier’s payment of such claim. Without limiting the generality of the foregoing, in the event that Buyer or any of Buyer’s Other Indemnified Persons is, or is reasonably expected to be, entitled to any insurance proceeds in respect of any Losses for which Buyer or such Other Buyer Indemnified Person is or may be entitled to indemnification pursuant to this ARTICLE 8 under any insurance policy (including the R&W Insurance Policy), Buyer and such Other Buyer Indemnified Person shall, concurrent with providing a notice of claim to Sellers in accordance with this Agreement, proceed first by making a claim therefor (or submitting an initial notification of loss in the event the retention has not been met) under such policy (including the R&W Insurance Policy) and using its commercially reasonable efforts to seek recovery for and obtain proceeds in respect of such Losses (subject to the applicable retention amounts and other terms and conditions under such insurance policy being met). If Buyer or any of Buyer’s Other Indemnified Persons receives any insurance or other third party payments (including payments received under the R&W Insurance Policy) in connection with any claim for Losses for which such Person has already received payment from the Sellers pursuant to this ARTICLE 8, within ten (10) Business Days of receiving such insurance or third party payment, Buyer or Buyer’s Other Indemnified Persons, as applicable, shall pay to the Sellers, the amount of such insurance payments received, net of any costs or expenses incurred in procuring the same, and net of any increase in premiums to be paid.

8.7 Notice of Claims and Procedures.

(a) Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third-Party Claim” and such notice of such Third-Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third-Party Claim, in each case specifying the amount and nature of such claim (to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third-Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent that the Indemnifying Party demonstrates that it was prejudiced thereby.

(b) Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third-Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third-Party Claim, subject to reasonable confidentiality precautions.

(c) Defense and Participation Regarding Third-Party Claims. This Section 8.7(c) relates only to Third-Party Claims.

(1) Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 8.7(a), the Indemnifying Party will have the option to conduct the Defense of such Third-Party Claim, at the expense of the Indemnifying Party, except if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third-Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third-Party Claim, (B) it is reasonably likely that such Third-Party Claim will adversely affect the Claiming Party’s (or any of its Other Indemnified Person’s), relationship with a Material Customer or Material Supplier, (C) the Third-Party Claim seeks injunctive or other non-monetary relief, (D) there are restrictions on defending such Third-Party Claim contained in the R&W Insurance Policy, or (E) the Indemnifying Party fails to provide the Claiming Party with evidence reasonably satisfactory to the Claiming Party that the Indemnifying Party has the financial resources to actively and diligently conduct the Defense of such Third-Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder with respect thereto. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 30 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived). If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense. Notwithstanding the foregoing, the foregoing conditions (other than the obligation to actively and diligently conduct such Defense) are deemed to have been satisfied with respect to the items listed on Exhibit 8.1(a)(7) and the Sellers will be deemed to have validly elected to conduct the Defense of such Third Party Claim without the necessity of giving further notice to such effect, and Buyer hereby consents to MMM as legal counsel for such Third Party Claim.

(2) Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the Defense of such Third-Party Claim, then (A) the Claiming Party may participate, at its own expense, in such Defense (including any Proceeding regarding such Third-Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third-Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld) and (D) there will be no compromise or settlement of such Third-Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld).

(3) Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not have the option to conduct the Defense of such Third-Party Claim or does not validly elect such option or does not preserve such option (including by failing to commence such Defense within 30 days following receipt of such Initial Claim Notice or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights), then the Claiming Party may conduct the Defense of such Third-Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this ARTICLE 8) and the Claiming Party will have the right to compromise or settle such Third-Party Claim without the consent of the Indemnifying Party; provided, however, that any compromise or settlement without the consent of the Indemnifying Party shall not be determinative of its Losses hereunder or whether such Indemnifying Party has an indemnification obligation hereunder.

8.8 Escrow.

(a) To secure the indemnification obligations of each Seller under this Agreement, the Escrow Amount will be deposited into an escrow account (the “Escrow Account”) pursuant to Section 2.2(a) and the terms of an Escrow Agreement in the form attached hereto in Exhibit 8.8(a) (the “Escrow Agreement”). From and after the Closing, any indemnification to which Buyer or any of Buyer’s Other Indemnified Persons is entitled shall first be satisfied by Buyer or Buyer’s Other Indemnified Persons, as applicable, by recouping such Loss from the Escrow Account in accordance with the terms of the Escrow Agreement until the Escrow Account is exhausted or released pursuant to the terms of this Agreement and the Escrow Agreement. If the amount then remaining in the Escrow Account, if any, is not sufficient to pay the entire amount of any claim for indemnification made in accordance with this Agreement by Buyer or any of Buyer’s Other Indemnified Persons, Buyer or such Other Indemnified Person shall have all other rights and remedies available to it under this ARTICLE 8 to recover any remaining amount directly from the Sellers or the R&W Insurance Policy, in each case pursuant to the terms of this Agreement. Disbursements from the Escrow Account will occur pursuant to the terms of this Agreement and the Escrow Agreement.

(b) Promptly, and in any event within three (3) Business Days, following the date that is 15 months after the Closing Date, Buyer and Sellers Agent shall jointly instruct the Escrow Agent in writing to release the amount then remaining in the Escrow Account to Sellers Agent (for the benefit of the Sellers); provided, that Buyer and Sellers Agent shall jointly instruct the Escrow Agent in writing to retain an amount equal to the amount of any indemnity claims under this ARTICLE 8 asserted by Buyer or any of Buyer’s Other Indemnified Persons on or prior to the applicable survival date of such claim under Section 8.4(a) that remain unresolved (an “Unresolved Claim”). The amount retained by the Escrow Agent for each Unresolved Claim shall be released by the Escrow Agent upon the final resolution of such Unresolved Claim in accordance with this ARTICLE 8 and released to (or the applicable portion thereof) (i) Buyer or Buyer’s Other Indemnified Persons, if applicable, or (ii) Sellers Agent (for the benefit of the Sellers) in accordance with the Escrow Agreement, in either case pursuant to a joint written instruction executed by Buyer and Sellers Agent.

8.9 Right of Set Off. Each of Buyer and Buyer’s Other Indemnified Persons (each, a “Setting Off Party”) will have the right, subject to the limitations set forth herein, to set off and retain any amount to which such Setting Off Party may be entitled from any other Party (the “Owing Party”), including under this Agreement or any other Contract, against any amount otherwise payable by such Setting Off Party to such Owing Party. The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to a Party. Nothing in this Section 8.9 shall limit Buyer’s or any of Buyer’s Other Indemnified Person’s right to proceed directly against any Seller for the collection of any Losses even before exercising their rights in this Section 8.9.

8.10 Exclusive Remedy. After Closing, except in the case of a Party’s fraud and as contemplated herein regarding the Arbitrator under Section 2.3 (which, for the avoidance of doubt does not preclude any remedy under this ARTICLE 8 for any breach hereof), indemnification pursuant to this ARTICLE 8 shall be the sole and exclusive remedy of Buyer, Buyer’s Other Indemnified Persons, Sellers and Sellers’ Other Indemnified Persons in connection with this Agreement, the Ancillary Documents and the Organizational Documents of the Company; provided, however, that Buyer will also have all rights to pursue claims against the insurer under the R&W Insurance Policy. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their respective Affiliates and representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this ARTICLE 8, Buyer’s rights of recovery against the insurer under the R&W Insurance Policy and as contemplated herein regarding the Arbitrator under Section 2.3 (which, for the avoidance of doubt does not preclude any remedy under this ARTICLE 8 for any breach hereof). Notwithstanding the foregoing, nothing contained in this Section 8.10 shall be construed to limit any Party’s right to seek and obtain any injunctive or other equitable relief to which any Party may be entitled under this Agreement. Notwithstanding anything to the foregoing, nothing in this Section 8.10 shall be construed to limit any rights of recovery of Buyer against the insurer under the R&W Insurance Policy.

ARTICLE 9.

CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

9.1 Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1) if to the Sellers, to: Glenn C. McPeak 414 North Washington Drive Sarasota, Florida 34236 Email: Mcpeakg@icloud.com	with a copy to: Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, Georgia 30326 Attention: Jason Cummings Email: jcummings@mmmlaw.com

(2) if to Buyer, to: SPS Commerce, Inc. 333 South Seventh Street Suite 1000 Minneapolis, Minnesota 55402 Attention: Chief Executive Officer Email: ablack@spscommerce.com with a copy to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Jonathan R. Zimmerman and Ryan R. Miske

Email: jon.zimmerman@faegredrinker.com

ryan.miske@faegredrinker.com

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, (C) if so sent by overnight delivery service, one Business Day after delivery to such service or (D) on the date sent by e-mail of a .pdf document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

9.2 Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein; provided, however, that the Sellers shall also bear all Transaction Expenses. The costs of the R&W Insurance Policy will be paid by Buyer.

9.3 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and

(m) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

9.4 Parties in Interest; No Third-Party Beneficiaries. There is no third-party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any employee), except each Party and their respective permitted successors and assigns.

9.5 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.

9.6 Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, IN ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE AND ANY FEDERAL APPELLATE COURT THEREFROM), IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.

9.7 Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules and the Ancillary Documents, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party (except as contemplated in Section 9.9). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

9.8 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section 9.8 is void.

9.9 Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced (including any term in Section 6.6), then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.11 Disclosure Schedules. In connection with the execution of this Agreement, the Company and the Sellers delivered to Buyer the Schedules setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in ARTICLE 3 or ARTICLE 4. The Schedules constitute an integral part of this Agreement and are hereby incorporated herein. There may be included in the Schedules and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import used herein. No disclosure in the Schedules relating to a possible breach or violation of any Contract, Applicable Law or order of any Governmental Authority will be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Schedules that refer to a document are qualified in their entirety by reference to the text of such document, including all listed amendments, exhibits, schedules and other attachments thereto (all of which have been provided to Buyer). Any capitalized term used in the Schedules and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Schedules are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Schedules. The disclosure of any matter in any section of the Schedules will be deemed to be a disclosure by the Company and the Sellers to each other section of the Schedules to which such disclosure’s relevance is reasonably apparent on its face (without any independent knowledge on the part of the reader regarding the matter disclosed or any reference to any underlying document). The listing of any matter on the Schedules shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. In no event shall the listing of any matter in the Schedules be deemed or interpreted to expand the scope of the representations, warranties and/or covenants set forth in this Agreement.

9.12 Attorney Client Privilege. Morris, Manning & Martin, LLP (“MMM”) has acted as counsel for the Company in connection with this Agreement and the transactions contemplated hereby (such engagement, prior to the Closing, the “Acquisition Engagement”) and not as counsel for Buyer or any of its Affiliates (including the Company from and after the Closing). Only the Company shall be considered the client of MMM in the Acquisition Engagement. MMM shall be permitted, without the need for any future waiver or consent, to represent the Sellers from and after the Closing in connection with any matter related to the transactions and other matters contemplated by this Agreement or any other agreements referenced herein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Sellers in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving the Company after the Closing or any of its agents or Affiliates (in such capacity). To the extent that communications between the Company, on the one hand, and MMM on the other hand, relate to the Acquisition Engagement and such communications are protected by the attorney-client privilege as between MMM on the one hand, and the Company on the other hand and all attorney work product prepared in connection with the Acquisition Engagement (such communications, collectively, the “Attorney-Client Communications”), such Attorney-Client Communications shall be deemed to belong solely to the Sellers and not Buyer, the Company (from and after the Closing) or their Affiliates. Buyer acknowledges and agrees, for itself and on behalf of its Affiliates, including the Company upon and after the Closing: (a) the Sellers shall be the sole holder of the attorney-client privilege and MMM shall be the sole holder of the work product privilege with respect to the Acquisition Engagement, and none of Buyer or any of its Affiliates, including the Company (from and after the Closing), shall be a holder thereof; provided that Buyer may assert such attorney-client privilege in connection with any third-party Action, and (b) MMM shall have no duty whatsoever to reveal or disclose any Attorney-Client Communications to Buyer or its Affiliates, including the Company from and after the Closing, by reason of any attorney-client relationship between MMM, on the one hand, and the Company on the other hand, or otherwise.

ARTICLE 10.

CERTAIN DEFINITIONS

“338(h)(10) Election” is defined in Section 6.5(f).

“Accounts Receivable” is defined in Section 3.20.

“Acquisition Engagement” is defined in Section 9.12.

“Actual Cash” is defined in Section 2.3(b).

“Actual Deferred Payroll Taxes” is defined in Section 2.3(b).

“Actual Indebtedness” is defined in Section 2.3(b).

“Actual Net Working Capital” is defined in Section 2.3(b).

“Actual Transaction Expenses” is defined in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Ancillary Document” means, with respect to a Person, any document executed and delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Annual Balance Sheet” is defined in Section 3.4(a)(1).

“Annual Balance Sheet Date” is defined in Section 3.4(a)(1).

“Annual Financial Statements” is defined in Section 3.4(a)(1).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Arbitrator” is defined in Section 2.3(c).

“Attorney-Client Communications” is defined in Section 9.12.

“Business” is defined in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Minnesota are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Special Representation” is defined in Section 8.3(e).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Cap” is defined in Section 8.3(b).

“Cash” means, with respect to any Person, the aggregate amount of cash and cash equivalents (in USD) held by such Person, as determined in accordance with GAAP, consistently applied.

“Cash Payment” is defined in Section 2.3(h).

“Claiming Party” is defined in Section 8.7(a).

“Closing” is defined in Section 7.1.

“Closing Date” is defined in Section 7.1.

“Closing Statement” is defined in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the first paragraph of this Agreement.

“Company Interests” is defined in the Recitals.

“Company Special Representation” is defined in Section 8.3(e).

“Computer System” is defined in Section 3.26(a).

“Confidentiality Agreement” is defined in Section 6.3(a).

“Consent” is defined in Section 3.3(c).

“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Deductible” is defined in Section 8.3(a).

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld).

“Deferred Payroll Taxes” is defined in Section 2.2(d).

“Effective Time” is defined in Section 7.1.

“Employee” means any Person employed by the Company or employed by any professional employer organization and the Company under any joint employer or co-employment arrangement on or prior to the Closing Date.

“Employee Plan” means any “employee benefit plan” (as such term is defined in section 3(3) of ERISA) and any other pension, profit sharing, retirement, employee stock ownership, stock purchase, stock option or other equity-based program, bonus, incentive compensation, executive compensation or deferred compensation plan; any life, health, dental, accident or disability plan or other welfare insurance plan; any severance or separation plan; vacation, paid time off, sick leave or other paid time off programs; any fringe benefit and any other employee benefit plan, practice, policy or arrangement of any kind, in the case of each of the foregoing, whether written or oral, maintained or contributed to by the Company or any of its ERISA Affiliates on or before the Closing Date for the benefit of (or under which any Seller or any of its ERISA Affiliates has any obligation, whether absolute or contingent, to, including any obligation to pay or fund such benefits) any current or former officers, directors, governors, managers, equity holders, members or Employees or similar individuals (including any beneficiary or dependent of such individual) of the Company or any of its ERISA Affiliates.

“Employment Agreement” is defined in Section 7.2(g).

“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that at any time before Closing is under common control with the Company pursuant to Section 414(b) and (c) of the Code or Section 4001(a) of ERISA.

“Escrow Account” is defined in Section 8.8(a).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” is defined in Section 8.8(a).

“Escrow Amount” is defined in Section 2.2(a).

“Estimated Cash” is defined in Section 2.3(a).

“Estimated Deferred Payroll Taxes” is defined in Section 2.3(a).

“Estimated Indebtedness” is defined in Section 2.3(a).

“Estimated Net Working Capital” is defined in Section 2.3(a).

“Estimated Transaction Expenses” is defined in Section 2.3(a).

“Facility” means the premises leased by the Company located at 1605 Main Street, Suite 610, Sarasota, Florida 34236.

“FFCR Act” means the Families First Coronavirus Response Act.

“Final Cash Payment” is defined in Section 2.3(f).

“Financial Statements” is defined in Section 3.4(a)(2).

“Foreign Official” is defined in Section 3.24.

“GAAP” means generally accepted United States accounting principles.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Inadvertent Termination Ruling Request” means any private letter ruling request with respect to the Company submitted to the IRS pursuant to Section 1362(f) of the Code and the Treasury Regulations promulgated thereunder.

“Indebtedness” means any obligation or other liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the Company): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including a letter of credit) (c) surety bond; (d) swap or hedging Contract; (e) leases required to be capitalized in accordance with GAAP; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (i) interest, fee or other expense regarding any of the foregoing; provided, however, that “Indebtedness” shall not include (w) the PPP Loan; (x) Transaction Expenses; (y) any liability included in the calculation of Net Working Capital; or (z) any deferred revenue.

“Indemnified Taxes” means Taxes (or the non-payment thereof) of (A) the Company for all taxable periods or portions thereof ending on or prior to the Closing Date and (B) any Person (other than the Company) for which the Company may be liable (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar laws) as a result of being a member of an affiliated group of corporations within the meaning of Section 1504 of the Code for any taxable period ending on or prior to the Closing Date, or (ii) as a transferee or successor, by Contract or otherwise which Taxes relate to a transaction or event occurring on or prior to the Closing Date.

“Indemnifying Party” is defined in Section 8.7(a).

“Initial Claim Notice” is defined in Section 8.7(a).

“Initial Closing Purchase Price” is defined in Section 2.1.

“Insurance Policy” is defined in Section 3.14(a).

“Intellectual Property” means, in any jurisdiction in the world, any: (a) invention (whether patentable or unpatentable and whether or not reduced to practice) or improvement thereto, patent, patent application or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision. extension or reexamination thereof; (b) trademark, service mark, trade dress, logo, slogan, trade name, entity name, internet domain name or right in any telephone number, together with any translation, adaptation, derivation or combination thereof (and including any goodwill associated therewith); (c) copyrightable work or copyright; (d) mask work; (e) trade secret or confidential business information (including any idea, research or development, know-how, formula, composition, manufacturing or production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing or cost information or business or marketing plan or proposal); (f) computer software (including source code, executable code, data, database or related documentation); (g) advertising or promotional material; (h) other proprietary right or other intangible asset; (i) copy or tangible embodiment of any of the foregoing (in whatever form or medium); or (j) application, registration or renewal regarding any of the foregoing.

“Interim Balance Sheet” is defined in Section 3.4(a)(2).

“Interim Balance Sheet Date” is defined in Section 3.4(a)(2).

“Interim Financial Statements” is defined in Section 3.4(a)(2).

“IRS” means the United States’ Internal Revenue Service.

“Knowledge” means (a) with respect to the Sellers, the actual knowledge of each Seller and what each Seller should have known after a reasonable investigation of the books and records of the Company and (b) with respect to the Company, the actual knowledge (after reasonable inquiry of the books and records of the Company and their direct reports) of each of the Sellers and each of the individuals listed on Exhibit 10.

“Leased Real Property” is defined in Section 3.11(a).

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other liability.

“Major Contract” is defined in Section 3.8(a).

“Malicious Instructions” is defined in Section 3.26(b).

“Material Adverse Effect” means, with respect to any business or Person (as applicable), any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on such business or on the business, operations, condition (financial or otherwise), properties, Liabilities or results of operations of such Person and its Subsidiaries, or any of them taken individually (other than (1) changes in economic conditions generally in the United States, (2) any fires, earthquakes, hurricanes, tornadoes, epidemics, pandemics, disease outbreak (including the COVID-19 virus) or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing, (3) conditions generally affecting any of the industries in which such business or such Person participates, (4) changes in Applicable Laws or GAAP or (5) the failure to meet any financial forecast, projection, estimate, prediction or models; provided that with respect to clauses (1), (2), (3) or (4), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries)) or (b) materially and adversely affects the ability of the Company or any Seller to consummate the transactions contemplated herein.

“Material Customer” is defined in Section 3.23(a).

“Material Supplier” is defined in Section 3.23(a).

“Microsoft” is defined in Section 3.8(c).

“Microsoft Entities” is defined in Section 3.8(c).

“Microsoft License Agreement” is defined in Section 3.8(c).

“Microsoft Partner Agreement” is defined in Section 3.8(d).

“MMM” is defined in Section 9.12.

“Net Working Capital” is defined in Section 2.3(j).

“Non-Compete Period” is defined in Section 6.6(a).

“Notice of Disagreement” is defined in Section 2.3(b).

“Order” means any order, writ, injunction, decree, judgment, award or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, equity holder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person; or (e) any amendment to any of the foregoing.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s equity holders, officers, directors, partners, members, governors, managers, and permitted successors and assigns.

“Owing Party” is defined in Section 8.9.

“Pandemic Loan Matters” means any Liability, Indebtedness, obligation, commitment or other matters incurred in connection with any Applicable Law or program involving any Governmental Authority providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for any disease outbreak, pandemic or epidemic associated with COVID-19, including, but not limited to, any: (i) PPP Loan; (ii) Liability or obligation resulting from the deferral of payroll Taxes; (iii) Liability or obligation related to any failure to comply with any Law related to the foregoing or as a result of taking, or omitting to take, certain actions related to the foregoing; and (iv) Liability or obligation related to any applications (and all attachments, exhibits, addenda and the like with respect thereto, including information with respect to affiliation), submissions, reports or other documentation (including payroll documentation and affiliation documentation) provided by or on behalf of the Company, the Sellers or any of their Affiliates to any lender, lender agent or Governmental Authority in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of the PPP Loan.

“Party” means Buyer, the Company, Sellers Agent and each Seller.

“Payoff Letter” is defined in Section 7.2(i).

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty or that is being contested in good faith; (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue; (c) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over real property; (d) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of real property in the operation of the business of the Company, taken as a whole; or (e) non-exclusive licenses granted in the Ordinary Course of Business.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person.

“PPP Lender” means JP Morgan Chase Bank, N.A.

“PPP Loan” means the loan in the principal amount of $1,868,432 issued to the Company under the “Paycheck Protection Program” in Sections 1102 and 1106 of the Coronavirus Aid, Relief, and Economic Security Act pursuant to that certain Note dated April 7, 2020, by and between the Company and PPP Lender.

“PPP Loan Escrow Agreement” means the escrow agreement, dated as of the Closing Date, duly executed by PPP Lender and the Company.

“PPP Loan Escrow Amount” is defined in Section 6.11(a).

“PPP Loan Forgiveness” is defined in Section 6.11(a).

“PPP Loan Forgiveness Application” is defined in Section 6.11(a).

“Pre-Closing Tax Contest” is defined in Section 6.5(c).

“Pre-Closing Tax Refund” means, without duplication, any and all Tax refunds (including refunds arising by reason of estimated Tax payments made on or before the Closing Date) or credits against Taxes otherwise due and owing that are received in lieu of any Tax refunds, together with any and all interest paid or credited with respect thereto, (a) with respect to Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date or any Straddle Period (determined in accordance with the principles set forth in Section 6.5(b) for any Straddle Period) of the Company; or (b) with respect to Taxes paid by any Seller pursuant to an obligation under Section 8.1(a)(1) or (5).

“Privacy Laws” means Applicable Laws, Orders and binding guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including laws of jurisdictions where Personal Information was collected.

“Pro Rata Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s name below:

Seller	Pro Rata Share
David J. Irvine	50%
Glenn C. McPeak	50%

“Proceeding” means any action, arbitration, audit, examination, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Proposed Allocation” is defined in Section 6.5(f).

“Proprietary Information Technology System” is defined in Section 3.26(a).

“Purchase Price” is defined in Section 2.1.

“R&W Insurance Policy” means a Buyer-Side Representations and Warranties Insurance Policy obtained by Buyer with respect to the transaction contemplated by this Agreement.

“Real Property Lease” is defined in Section 3.11(a).

“Records” means books, records, manuals or other materials or similar information (including customer records, personnel or payroll records, accounting, purchase or sale records, price lists, correspondence, quality control records or research or development files).

“Restrictive Covenant Agreement” is defined in Section 7.2(o).

“SBA” means the United States Small Business Administration.

“Schedules” has the meaning set forth in the preamble to ARTICLE 3.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” is defined in the first paragraph of this Agreement.

“Seller Special Representation” is defined in Section 8.3(e).

“Seller Tax Matter” means: (a) filing, amending, re-filing or supplementing any Tax Return of the Company with respect to a taxable period ending on or before the Closing Date or with respect to a Straddle Period (except as provided in Section 6.5(b)); (b) with respect to the Company, causing or permitting the change or adoption of any accounting method or convention or Tax position that shifts taxable income from a taxable period (or portion thereof) beginning on or after the Closing Date to a taxable period (or portion thereof) ending before the Closing Date or that shifts deductions or losses from a taxable period (or portion thereof) ending before the Closing Date to a taxable period (or portion thereof) beginning on or after the Closing Date; (c) initiate any voluntary disclosure procedure or similar procedure with any Governmental Authority or representative thereof regarding any Tax or Tax Return of the Company for any taxable period beginning prior to the Closing Date; (d) surrendering any right to claim a Pre-Closing Tax Refund; (e) except as part of an extension of the consolidated Tax Return of Buyer, extending or waiving any statute of limitations relating to any Tax or Tax Return of the Company with respect to a taxable period ending on or before the Closing Date or with respect to a Straddle Period; (f) making any election under Section 338 or 336 of the Code (or any corresponding provision of state, local, foreign or other Law), with respect to the Company with an effect on or before the Closing Date (except as provided in Section 6.5(f)); (g) seeking or requesting any private letter ruling of the IRS or comparable written rulings or guidance issued by another Governmental Authority with respect to the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date (other than an Inadvertent Termination Ruling Request, which shall be governed by Section 6.5(k)); or (h) taking any action outside of the Ordinary Course of Business or inconsistent with past practices of the Company on the Closing Date that could create a Tax liability for the Company or the Sellers (not otherwise contemplated by this Agreement).

“Sellers Agent” has the meaning set forth in the first paragraph of this Agreement.

“Setting Off Party” is defined in Section 8.9.

“Statement” is defined in Section 2.3(b).

“Straddle Period” is defined in Section 6.5(b).

“Straddle Period Returns” is defined in Section 6.5(b).

“Straddle Period Tax Contest” is defined in Section 6.5(c).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Target Net Working Capital” is defined in Section 2.3(i).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” is defined in Section 8.7(a).

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, orally or in writing, that such matter is being or will be asserted, commenced, taken or otherwise pursued.

“Transaction Confidentiality Agreement” is defined in Section 6.3(d).

“Transaction Deductions” means, without duplication, to the extent deductible pursuant to Applicable Law, any and all deductions or losses of the Company for Tax purposes relating to or arising from (a) Transaction Expenses and amounts that would be Transaction Expenses but for the payment thereof prior to the Effective Time; (b) any pay down or satisfaction of Indebtedness; (c) the payment of any fees, expenses, premiums or penalties with respect to the prepayment or satisfaction of Indebtedness or the write-off or acceleration of the amortization of deferred financing costs associated with Indebtedness in connection with the transactions contemplated under this Agreement; (d) any management, consulting, investment banking, legal or advisory fees and other similar items, if any, incurred by the Company in connection with the transactions contemplated by this Agreement; (e) any bonuses, change of control payments or other compensatory amounts payable in connection with the transactions contemplated by this Agreement; or (f) any other deductible payments attributable to the transactions contemplated by this Agreement borne by the Sellers as a direct or indirect reduction to the Purchase Price.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Transaction Expenses” means, (a) to the extent not paid as of immediately prior to the Closing, the aggregate amount of all of the expenses and fees incurred by the Sellers and the Company prior to the Closing in connection with the transactions contemplated hereby and (b) the items listed in Exhibit 2.2(c); provided, however, that “Transaction Expenses” shall not include any liabilities included in the calculation of Net Working Capital.

“Unresolved Claim” is defined in Section 8.8(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

*        *        *         *        *

IN WITNESS WHEREOF, each Party has executed this Membership Interest Purchase Agreement effective as of the date first written above.

COMPANY:		BUYER:

D MASONS SOFTWARE, LLC		SPS COMMERCE, INC.

By:	/s/ Glenn C. McPeak	By:	/s/ Archie C. Black
Name:	Glenn C. McPeak	Name:	Archie C. Black
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

SELLERS:		SELLERS AGENT:

/s/ David J. Irvine David J. Irvine		/s/ Glenn C. McPeak Glenn C. McPeak, solely in the capacity of
Sellers Agent hereunder

/s/ Glenn C. McPeak Glenn C. McPeak

Signature Page to Membership Interest Purchase Agreement